Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

CITADEL BROADCASTING CORPORATION,

CERTAIN LENDERS,

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

Dated as of June 3, 2010

i

SCHEDULES:

Schedule 1.1(A)	Restructuring / Reorganization Charges
Schedule 2.1	Loans Deemed Made on the Closing Date
Schedule 3.1	Letters of Credit
Schedule 5.6	Litigation
Schedule 5.9	No Default
Schedule 5.11(A)	Domestic Subsidiaries
Schedule 5.11(B)	Foreign Subsidiaries
Schedule 5.18	Financing Statements and Other Filings
Schedule 8.2	Existing Indebtedness
Schedule 8.3	Existing Liens
Schedule 8.4	Existing Contingent Obligations
Schedule 8.7	Existing Investments, Loans and Advances
Schedule 8.10	Transactions with Affiliates
Schedule 8.16	Stations in Trust / Owned Stations Under LMA Agreements
Schedule 11.16	Lender Parties

EXHIBITS:

Exhibit A	Form of Guarantee and Collateral Agreement
Exhibit B-1	Form of Company Closing Certificate
Exhibit B-2	Form of Subsidiary Guarantor Closing Certificate
Exhibit C	Form of L/C Participation Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Exemption Certificate

CREDIT AGREEMENT, dated as of June 3, 2010, among CITADEL BROADCASTING CORPORATION, a Delaware corporation (the “Company”), which is reorganized pursuant to the Reorganization Plan referred to below, the several banks and other financial institutions or entities from time to time parties hereto (consisting initially of holders of the Class 3 Claims referred to below, the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, on December 20, 2009 (the “Petition Date”), the Debtors filed voluntary petitions for relief under the Bankruptcy Code in the Bankruptcy Court and continued in the possession of their property and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

WHEREAS on May 19, 2010, the Bankruptcy Court entered the Confirmation Order confirming the Reorganization Plan.

WHEREAS, in connection with the confirmation and implementation of the Reorganization Plan, and in partial satisfaction of the Class 3 Claims, the holders of the Class 3 Claims shall automatically become parties to this Agreement on the Reorganization Effective Date.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms defined in the preamble or recitals hereto shall have the meanings set forth therein, and the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Eurodollar Rate for a Eurodollar Loan with a one-month interest period commencing on such day plus 1.0%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMCB in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the ABR shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, respectively. Notwithstanding the foregoing, for purposes of this Agreement, ABR shall in no event be less than 4.0%.

“ABR Loans”: Loans whose interest rate is based on the ABR.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: of any Person (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, either to (x) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person, or (y) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement”: this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: (a) 8.00% per annum in the case of any Eurodollar Loan and (b) 7.00% per annum in the case of any ABR Loan.

“ASC”: the FASB Accounting Standards Codification.

“Asset Sale”: any sale, sale-leaseback, assignment, conveyance, transfer or other disposition by the Company or any Subsidiary thereof of any of its property or assets, including the stock of any Subsidiary of the Company (except sales, sale-leasebacks, assignments, conveyances, transfers and other dispositions permitted by subsection 8.6 (other than clauses (e) and (f) thereof) and by subsection 8.12).

“Assignee”: as defined in subsection 11.6(c).

“Assignment and Assumption”: an Assignment and Assumption substantially in the form of Exhibit D hereto.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time, and any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Benefited Lender”: as defined in subsection 11.7 hereof.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Broadcast License Subsidiary”: a Subsidiary of the Company that (x) owns no material assets other than FCC Licenses and related rights and (y) has no material liabilities other than (i) liabilities arising under the Credit Documents, (ii) trade payables incurred in the ordinary course of business and (iii) tax liabilities, other governmental charges and other liabilities incidental to ownership of such rights.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Capital Expenditures”: for any period, all amounts (other than those arising from the acquisition or lease of businesses and assets which are permitted by subsection 8.7) which are set forth on the consolidated statement of cash flows of the Company for such period as “capital expenditures” in accordance with GAAP.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than thirteen months from the date of acquisition, (ii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $300,000,000, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) entered into with any financial institution meeting the qualifications specified in clause (ii) above, and (iv) commercial paper issued by any Lender, the parent corporation of any Lender or any Subsidiary of such Lender’s parent corporation, and commercial paper rated A-1 or the equivalent thereof by Standard & Poor’s Rating Group or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. and in each case maturing within six months after the date of acquisition thereof.

“Change in Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of more than 35% of any class of capital stock of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.

“Change in Law”: with respect to any Lender, the adoption of any law, rule, regulation, policy, guideline or directive (whether or not having the force of law) or any change therein or in the interpretation or application thereof by any Governmental Authority, including, without limitation, the issuance of any final rule, regulation or guideline by any regulatory agency having jurisdiction over such Lender or, in the case of subsection 4.9(b) or 4.17(b), any corporation controlling such Lender.

“Class 3 Claims”: has the meaning assigned to such term in the Reorganization Plan.

“Closing Date”: the date on which each of the conditions precedent to the effectiveness of this Agreement contained in Section 6 has been either satisfied or waived, in accordance with the terms and provisions of Section 6, and the Loans are deemed made.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Credit Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commercial L/C”: a commercial documentary Letter of Credit under which the relevant Issuing Lender agrees to make payments in Dollars for the account of the Company, on behalf of the Company or any Subsidiary thereof, in respect of obligations of the Company or any Subsidiary thereof in connection with the purchase of goods or services in the ordinary course of business.

“Company”: as defined in the preamble hereto.

“Confirmation Order” means that certain order confirming the Reorganization Plan pursuant to applicable sections of the Bankruptcy Code entered by the Bankruptcy Court on May 19, 2010.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and its Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Company and its Subsidiaries.

“Consolidated EBITDA”: for any period of the Company and its Subsidiaries, the consolidated net income ((i) including net income and losses from discontinued operations, (ii) excluding all income tax expense or benefit to the extent that the effect of such item has entered into the determination of consolidated net income whether based on income, profits or capital, including federal, foreign state, franchise, excise and similar taxes and foreign withholding taxes paid or accrued during such period, including any penalties and interest relating to any tax examinations, (iii) excluding extraordinary items, as well as unusual gains, losses and charges and gains and losses arising from the proposed or actual disposition of material assets (what constitutes material assets to be reasonably determined by the Company in good faith) whether such losses or gains are classified as discontinued operations, continuing operations or extraordinary items, (iv) excluding minority interest and (v) excluding to the extent reflected in the statement of consolidated net income for such period, the sum of (a) interest expense (net of interest income), including costs recognized from interest rate hedges, amortization and write offs of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Letters of Credit, (b) depreciation and amortization expenses whether such expenses are classified as discontinued operations or continuing operations including acceleration thereof and including the amortization of the increase in inventory, if any, resulting from the application of ASC 805, “Business Combinations” for transactions contemplated by this Agreement (including Permitted Acquisitions), (c) any impairment expense or write-off with respect to goodwill, other intangible assets, long-lived asset, joint ventures, assets held for sale, variable interest entities resulting from the application of ASC 810, “Consolidation,” and investment in debt and equity securities pursuant to GAAP, (d) compensation expenses arising from the sale of stock, the granting of stock options, restricted stock, restricted stock units, dividends on unvested shares, the granting of stock appreciation rights, termination of stock based rewards in connection with the Plan and similar stock based arrangements, (e) the excess of the expense in respect of post-retirement benefits and post-employment benefits accrued under ASC 715, “Compensation—Retirement Benefits” and ASC 712, “Compensation—Nonretirement Postemployment Benefits” over the cash expense in respect of such post-retirement benefits and post-employment benefits, (f) all non-cash gains or losses incurred in connection with the disposition of assets, (g) all costs relating to hedging arrangements or the unwinding of hedging arrangements, (h) other non-cash expenses or charges, including asset retirement obligations, (i) non-recurring expenses recognized for restructuring costs in a cash amount not to exceed $35,000,000 in the aggregate during the term of this Agreement, including but not limited to severance costs, relocation costs, integration and facilities costs, signing costs, retention or completion bonuses and transition costs, (j) restructuring or reorganization charges or reserves relating to the transactions contemplated by the Reorganization Plan as described on Schedule 1.1(A), to the extent deducted in computing consolidated net income, (k) to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption, (l) all transactional costs and any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with the Financing Transactions, this Agreement and the other Credit Documents, (m) any non-cash impact attributable to the adoption of fresh start accounting in connection with the transactions under the Reorganization Plan, in accordance with GAAP, and (n) any charges, expenses and write-offs deducted in calculating consolidated net income for such period for purchase accounting adjustments, provided that Consolidated EBITDA for any such period shall exclude the cumulative effect of changes in GAAP or accounting principle(s) subsequent to the date hereof.

The financial results of joint ventures and variable interest entities shall be excluded in calculating “Consolidated EBITDA” except that Consolidated EBITDA for any period shall be increased by the amount of cash dividends paid by such joint ventures and variable interest entities to the Company or any of its wholly-owned Subsidiaries.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Measurement Period”) pursuant to any determination (i) if at any time during such Measurement Period, the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Measurement Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Measurement Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Measurement Period and (ii) if during such Measurement Period, the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Measurement Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Measurement Period. As used in this Agreement, “Material Acquisition” means the acquisition of any separate asset, business or lines of business for a purchase price (or in the case of a Permitted Asset Swap, the value of the assets subject to such Permitted Asset Swap) in excess of $25,000,000; and “Material Disposition” means any sale or other disposition of property or series of related sales or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $25,000,000. Calculations of Consolidated EBITDA shall take into account any identifiable cost savings from Material Acquisitions and Material Dispositions documented to the reasonable satisfaction of the Administrative Agent.

“Consolidated Interest Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income of the Company and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries (including all cash commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs under Swap Agreements in respect of interest rates to the extent such net cash costs are allocable to such period in accordance with GAAP) but excluding changes in the fair value of such Swap Agreements in accordance with GAAP); provided that for any periods ending prior to the Closing Date the Consolidated Interest Expense shall be calculated based on $762,500,000 of Indebtedness accruing interest at 11% per annum.

“Consolidated Total Indebtedness”: as of any date of determination, all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio”: for any period of four consecutive fiscal quarters, as of the end of such period the ratio of (a) Consolidated Total Indebtedness (provided that Indebtedness under clause (b) of the definition of Indebtedness shall only be included to the extent of any unreimbursed drawings under any letter of credit) as of the end of such period to (b) Consolidated EBITDA for such period, provided that the Consolidated Total Leverage Ratio for any period of four consecutive fiscal quarters shall be calculated giving pro forma effect to any Indebtedness incurred or repaid in connection with a Material Acquisition or Material Disposition occurring during the relevant Measurement Period as if such Indebtedness had been incurred or repaid on the first day of such period.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

“Contingent Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount (based on the maximum reasonably anticipated net liability in respect thereof as determined by the Company in good faith) of the primary obligation or portion thereof in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated net liability in respect thereof (assuming such Person is required to perform thereunder) as determined by the Company in good faith.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of the property owned by it is bound.

“Credit Documents”: the collective reference to this Agreement, the Notes, the Guarantee and Collateral Agreement and any Mortgage or other security document executed and delivered pursuant to the terms of subsection 7.10.

“Credit Parties”: the collective reference to the Company and each Subsidiary which is a party, or which at any time becomes a party, to a Credit Document.

“Cumulative Retained Excess Cash Flow”: an amount equal to 25% of Excess Cash Flow for each fiscal year of the Company (commencing with the fiscal year ending December 31, 2010) ended since the Closing Date.

“Debtors”: means the Company and its Domestic Subsidiaries in their capacities as debtors and debtors-in-possession under Chapter 11 of the Bankruptcy Code.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Disclosure Statement”: the First Modified Disclosure Statement for the Reorganization Plan, dated March 15, 2010, in the form approved by the Bankruptcy Court and distributed to certain holders of claims (as defined in Section 101(5) of the Bankruptcy Code) against the Debtors.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Company other than a Foreign Subsidiary.

“Environmental Laws”: any and all applicable Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning human health or the protection of the environment, including without limitation, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day, as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements current on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto), as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during any Interest Period for any Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, two Working Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which JPMCB is offered Dollar deposits at or about 10:00 A.M., New York City time, two Working Days prior to the beginning of such Interest Period in the interbank eurodollar market where the foreign currency and exchange operations in respect of its Eurodollar Loans then are being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its Eurodollar Loan to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of this Agreement, the Eurodollar Base Rate (before giving effect to any adjustment for Eurocurrency Reserve Requirements) shall in no event be less than 3.0%.

“Eurodollar Lending Office”: the office of each Lender which shall be maintaining its Eurodollar Loans.

“Eurodollar Loans”: Loans at such time as they are deemed made and/or being maintained at a rate of interest based upon a Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                    Eurodollar Base Rate

1.00 – Eurocurrency Reserve Requirement

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Company, the excess, if any, of (a) the sum, without duplication, of (i) consolidated net income of the Company for such period, (ii) the amount of all non-cash charges (including, without limitation, depreciation and amortization) deducted in arriving at such consolidated net income, (iii) decreases in Consolidated Working Capital for such period, and (iv) the aggregate net amount of non cash loss on the disposition of property by the Company and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such consolidated net income less (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such consolidated net income, (ii) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Loans) of the Company and its Subsidiaries made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such period, (v) the aggregate net amount of non-cash gain on the disposition of property by the Company and its Subsidiaries during such period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such consolidated net income and (vi) the aggregate amount actually paid by the Company and its Subsidiaries in cash during such period on account of professional fees that have not been deducted in the calculation of consolidated net income for such period.

“Excess Cash Flow Application Date”: as defined in subsection 4.4(d).

“Existing Credit Agreement”: the Credit Agreement dated as of June 12, 2007, as amended, among the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and other agents parties thereto.

“FASB”: the Financial Accounting Standards Board

“FCC”: the Federal Communications Commission or any Governmental Authority succeeding to the Federal Communications Commission.

“FCC Licenses”: Licenses issued by the FCC to the Company or any of its Subsidiaries.

“FCC Consent”: means the prior written consent and approval of the FCC of the applications to the transfer of control of the Company and the related transactions set forth in Reorganization Plan.

“Financing Transactions” means the execution, delivery and performance by the Company and each Credit Party of the Credit Documents to which it is to be a party and the deemed making of Loans and the maintenance of outstanding Letters of Credit hereunder on the Closing Date.

“Foreign Subsidiary”: any Subsidiary of the Company which is organized under the laws of any jurisdiction outside the United States (within the meaning of Section 7701(a)(9) of the Code).

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Company, Indebtedness in respect of the Loans.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of subsection 8.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in subsection 5.1(b). In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Company and the Administrative Agent agree, upon the request of the Company or the Administrative Agent, respectively, to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Company’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. In the event a request for an amendment has been made pursuant to the prior sentence, until such time as such an amendment shall have been executed and delivered by the Company, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Gleiser Note”: the promissory note dated as of November 21, 2003, made by Gleiser Communications, LLC, as the same may be amended or otherwise modified prior to and after the date hereof.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Company and each Subsidiary Guarantor, substantially in the form of Exhibit A (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, the Guarantee and Collateral Agreement shall not require the Company or any Subsidiary Guarantor to pledge (x) any of the outstanding capital stock of, or other equity interests in any Subsidiary of the Company which is owned by a Foreign Subsidiary of the Company, or (y) more than 65% of the outstanding voting stock of any “first tier” Foreign Subsidiary of the Company.

“Indebtedness”: of any Person, at any particular date, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables or liabilities and deferred payment for services to employees or former employees incurred in the ordinary course of business and payable in accordance with customary practices and other deferred compensation arrangements), (b) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (c) all liabilities (other than Lease Obligations) secured by any Lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, (d) Capital Lease Obligations of such Person, (e) all indebtedness of such Person arising under bankers’ acceptance facilities, and (f) for the purposes of Section 9(e) only, all obligations of such Person in respect of Swap Agreements; but, in each case, excluding (x) any working capital adjustments or earnouts in connection with any permitted Investment under subsection 8.7 or disposition of assets permitted under subsection 8.5, (y) customer deposits and interest payable thereon in the ordinary course of business and (z) trade and other accounts and accrued expenses payable in the ordinary course of business in accordance with customary trade terms and in the case of both clauses (y) and (z) above, which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person.

“Insolvent” or “Insolvency”: with respect to a Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to ABR Loans, the last day of each of March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, and (b) as to any Eurodollar Loan, the last day of the Interest Period applicable to such Eurodollar Loan and, in the case of any Interest Period longer than three months, on each successive date three months after the first day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on the Closing Date or the effective date of the most recent conversion or continuation of such Eurodollar Loan, as the case may be, and ending one, two, three or six months (or, if made available by all relevant Lenders, nine or twelve months) thereafter as selected by the Company prior to the Closing Date or notice of conversion, as the case may be; and

(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months (or, if made available by all relevant Lenders, nine or twelve months) thereafter as selected by the Company by irrevocable notice to the Administrative Agent not less than three Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan;

provided that the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Working Day;

(ii) if the Company shall fail to give notice as provided above in clause (b), it shall be deemed to have selected a conversion of a Eurodollar Loan into an ABR Loan (which conversion shall occur automatically and without need for compliance with the conditions for conversion set forth in subsection 4.2);

(iii) any Interest Period that begins on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iv) the Company shall select Interest Periods so as not to require a prepayment (to the extent practicable) or a scheduled payment of a Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investments”: as defined in subsection 8.7.

“Issuing Lender”: JPMCB in its capacity as issuing lender with respect to the Letters of Credit.

“JPMCB”: JPMorgan Chase Bank, N.A.

“L/C Cash Collateral”: as defined in subsection 3.1.

“L/C Cash Collateral Account”: as defined in subsection 3.1.

“L/C Commitment Percentage”: with respect to any L/C Lender, the Revolving Credit Commitment Percentage (as such term is defined under the Existing Credit Agreement) of such L/C Lender as of the Petition Date.

“L/C Disbursement”: a payment made by the Issuing Lender pursuant to a Letter of Credit, including in respect of a time draft presented thereunder.

“L/C Exposure”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to subsection 3.3.

“L/C Exposure Percentage”: as to any L/C Lender, the percentage which such L/C Lender’s L/C Exposure then constitutes of the aggregate L/C Exposure of all L/C Lenders.

“L/C Lender”: any Lender that held a Revolving Credit Commitment (as such term is defined under the Existing Credit Agreement) under the Existing Credit Agreement as of the Petition Date.

“L/C Obligations”: the obligations of the Company to reimburse the Issuing Lender for any payments made by an Issuing Lender under any Letter of Credit that have not been reimbursed by the Company pursuant to subsection 3.3 or satisfied by means of the application of L/C Cash Collateral in accordance with subsection 3.1.

“L/C Participating Interest”: an undivided participating interest in the face amount of each issued and outstanding Letter of Credit.

“L/C Participating Lender”: any L/C Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in each Letter of Credit.

“L/C Participation Certificate”: a certificate in substantially the form of Exhibit C hereto.

“Lease Obligations”: of the Company and its Subsidiaries, as of the date of any determination thereof, the rental commitments of the Company and its Subsidiaries determined on a consolidated basis, if any, under leases for real and/or personal property (net of rental commitments from sub-leases thereof), excluding Capital Lease Obligations.

“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.

“Lenders”: as defined in the preamble hereto, provided that the Lenders shall include (without limitation) each L/C Lender.

“Letters of Credit”: as defined in subsection 3.1.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, except for the filing of financing statements in connection with Lease Obligations incurred by the Company or its Subsidiaries to the extent that such financing statements relate to the property subject to such Lease Obligations).

“Liquidity Amount”: on any date, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries.

“Liquidity Determination Date”: as defined in subsection 4.4(d).

“Loan Percentage”: to any Lender, the percentage which such Lender’s Loan constitutes of the aggregate then outstanding principal amount of the Loans.

“Loans”: as defined in subsection 2.1.

“Material Acquisition”: as defined in the definition of “Consolidated EBITDA”.

“Material Adverse Effect”: any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole or (b) the validity or enforceability of any of the Credit Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Disposition”: as defined in the definition of “Consolidated EBITDA”.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in, or which form the basis of liability under, any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation, medical waste and radioactive materials.

“Maturity Date”: June 3, 2015 or if such day is not a Business Day, the first Business Day thereafter.

“Measurement Period”: as defined in the definition of “Consolidated EBITDA”.

“Mortgages”: each of the mortgages and deeds of trust (if any) made by the Company or any Subsidiary Guarantor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, each in form and substance reasonably satisfactory to the Administrative Agent.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which a Credit Party has (or within the past 6 years has had) an obligation to contribute pursuant to a collective bargaining agreement to which a Credit Party is a party.

“Net Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), any reserves required to be maintained in connection therewith in accordance with GAAP and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Non-Excluded Taxes”: as defined in subsection 4.19(a).

“Non-U.S. Lender”: as defined in subsection 4.19(e).

“Notes”: the collective reference to any promissory notes evidencing Loans.

“Obligations”: the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Company to the Administrative Agent or any Lenders (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender) (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, related to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Loans, the other Credit Documents, any Letter of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, other fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or any Lender or any such Affiliate) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document including any interest, additions to tax or penalties applicable thereto.

“Participant Register”: as defined in subsection 11.6(b).

“Participants”: as defined in subsection 11.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: as defined in subsection 8.7(k).

“Permitted Acquisition Debt”: Indebtedness incurred by the Company or any of its Subsidiaries to finance a Permitted Acquisition; provided that (i) such Indebtedness has a final maturity after the Maturity Date, (ii) such Indebtedness contains terms that are no more restrictive than those set forth in this Agreement and (iii) such Indebtedness shall be either (x) unsecured or (y) secured solely by a Lien on assets which constitute Collateral which is subordinated to the Lien securing the Obligations pursuant to intercreditor arrangements reasonably satisfactory to the Administrative Agent.

“Permitted Asset Swap”: as defined in subsection 8.6(p).

“Person”: an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (as defined in Section 3(2) of ERISA) that is sponsored by a Credit Party (other than a Multiemployer Plan).

“Pledged Note”: as defined in the Guarantee and Collateral Agreement.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pro Forma Balance Sheet”: as defined in subsection 5.1.

“Prohibited Transaction”: as defined in Section 406 of ERISA and Section 4975(f)(3) of the Code.

“Properties”: each parcel of real property currently or previously owned or operated by the Company or any Subsidiary of the Company.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries.

“Register”: as defined in subsection 11.6(d).

“Regulation U”: Regulation U of the Board, as from time to time in effect.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Proceeds received by the Company or any Subsidiary in connection therewith that are not applied to prepay the Loans pursuant to subsection 4.4(c).

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Company has exercised its Reinvestment Rights in accordance with subsection 4.4(c).

“Reinvestment Rights”: if no Event of Default has occurred and is continuing at the time of receipt of Net Proceeds of a Reinvestment Event, the right of the Company (directly or indirectly through a Subsidiary) to use all or a specified portion of the Net Proceeds of an Asset Sale or Recovery Event to acquire, improve or repair assets useful in its business.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, improve or repair assets useful in the Company’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Company shall have conclusively determined not to acquire, improve or repair assets useful in the Company’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Document”: any agreement, certificate, document or instrument relating to a Letter of Credit.

“Relevant Percentage”: with respect to any Lender, any of the Loan Percentage and L/C Exposure Percentage of such Lender, as the context may require.

“Reorganization”: with respect to a Multiemployer Plan, the condition that such Plan is in reorganization as such term is used in Section 4241 of ERISA.

“Reorganization Effective Date”: the date on which the Reorganization Plan became effective as provided therein, which date is June 3, 2010.

“Reorganization Plan”: the Debtors’ Second Modified Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated May 10, 2010 as in effect on the date of the confirmation thereof pursuant to the Confirmation Order and as may be amended thereafter in accordance with the terms thereof and the Bankruptcy Code.

“Reorganization Projections”: the projections filed in the Disclosure Statement on March 15, 2010.

“Reportable Event”: any “reportable event,” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Single Employer Plan, other than those events as to which the 30-day notice period has been waived pursuant to applicable regulations as in effect on the date hereof.

“Required Lenders”: at a particular time, Lenders that hold more than 50% of (a) the aggregate then outstanding principal amount of the Loans and (b) the aggregate amount of L/C Exposure then outstanding that is not cash collateralized.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation (including, without limitation, Environmental Laws) or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer or the chief operating officer of the Company or, with respect to financial matters, the chief financial officer of the Company.

“Restricted Payments”: as defined in subsection 8.8.

“SEC Filings”: as to the Company, any public filings that the Company has made on form 10K, 10Q or 8K pursuant to the U.S. federal securities statutes, rules or regulations prior to the Closing Date.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document.

“Single Employer Plan”: any Plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of the Code.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Cash Management Agreement”: any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Company or any Subsidiary Guarantor and any Lender or affiliate thereof.

“Specified Swap Agreement”: any Swap Agreement in respect of interest rates entered into by the Company or any Subsidiary Guarantor and any Person that is a Lender or an affiliate of a Lender at the time such Swap Agreement is entered into.

“Station”: a radio station operated to transmit over airwaves radio signals within a geographic area for the purposes of providing commercial broadcasting radio programming.

“Subordinated Indebtedness”: any Indebtedness of the Company or its Subsidiaries which is subordinated in right of payment to the Obligations.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of capital stock or other equity interests having ordinary voting power (other than capital stock or other equity interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, or the management of which is otherwise controlled, directly or indirectly, or both, by such Person.

“Subsidiary Guarantor”: any Subsidiary which enters into the Guarantee and Collateral Agreement pursuant to clause (c) of Section 6 or 7.10(a) (it being understood and agreed that no Foreign Subsidiary of the Company shall, in any case, enter into the Guarantee and Collateral Agreement pursuant to subsection 7.10(a)).

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be a “Swap Agreement”.

“Termination Date”: the earlier of (i) the Maturity Date, and (ii) any other date on which the remaining principal balance of the Loans shall become due hereunder.

“Transferee”: as defined in subsection 11.6(f).

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Withdrawal Liability”: liability of a Credit Party to a Multiemployer Plan as a result of a complete withdrawal or a partial withdrawal by a Credit Party from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Working Day”: any Business Day which is a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, any other Credit Document or any certificate or other document made or delivered pursuant hereto.

(a) As used herein and in the Notes, any other Credit Document and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under ASC 825 “Financial Instruments” (or any other ASC having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Company or any Subsidiary at “fair value”, as defined therein.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF LOANS

2.1 Loans Deemed Made on the Closing Date. Subject to the terms and conditions set forth herein and to give effect to the Reorganization Plan and provide for the repayment, in part, of the Class 3 Claims, each Lender shall be deemed to have made a term loan to the Company on the Closing Date in an amount set forth opposite such Lender’s name on Schedule 2.1 (each, a “Loan” and, collectively, the “Loans”). Amounts repaid or prepaid in respect of Loans may not be reborrowed. Each Loan shall be maintained ratably by the Lenders as part of a Borrowing consisting of Loans of the same Type. The Loans deemed made pursuant to this subsection 2.1 shall be made without any actual funding and, to the extent deemed practicable by the Administrative Agent, each Eurodollar Borrowing under and as defined in the Existing Credit Agreement shall be continued as a Eurodollar Borrowing hereunder, with an Interest Period ending on the same day it otherwise would have ended. Subject to subsection 4.14, after the Closing Date, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Company may request in accordance herewith.

2.2 Repayment of Loans. The Company shall repay the Loans in consecutive quarterly installments on the last day of each fiscal quarter (or, in the case of the last installment, the Maturity Date), commencing on September 30, 2010 in the aggregate principal amount set forth opposite each of such installments specified below:

Installment	Amount
September 30, 2010	$1,906,250
December 31, 2010	$1,906,250
March 31, 2011	$1,906,250
June 30, 2011	$1,906,250
September 30, 2011	$1,906,250
December 31, 2011	$1,906,250
March 31, 2012	$1,906,250
June 30, 2012	$1,906,250
September 30, 2012	$1,906,250
December 31, 2012	$1,906,250
March 31, 2013	$1,906,250
June 30, 2013	$1,906,250
September 30, 2013	$1,906,250
December 31, 2013	$1,906,250
March 31, 2014	$1,906,250
June 30, 2014	$1,906,250
September 30, 2014	$1,906,250
December 31, 2014	$1,906,250
March 31, 2015	$1,906,250
June 30, 2015	$1,906,250
Maturity Date	$724,375,000

SECTION 3. TERMS OF LETTERS OF CREDIT

3.1 Letters of Credit. The letters of credit issued under the Existing Credit Agreement which remain outstanding on the Closing Date and are set forth on Schedule 3.1 shall be continued as letters of credit pursuant to this Agreement (each, a “Letter of Credit”); provided that the Company shall provide on the Closing Date cash collateral in an amount equal to 105% of the aggregate face amount of the Letters of Credit outstanding on the Closing Date (the “L/C Cash Collateral”) in a cash collateral account (the “L/C Cash Collateral Account”) maintained by, and under the sole dominion and control of, the Administrative Agent. The L/C Cash Collateral shall be applied by the Administrative Agent to reimburse the Issuing Lender for L/C Disbursements for which it has not been reimbursed, related fees and expenses and other Obligations in respect of Letters of Credit. After all Letters of Credit shall have expired or been fully drawn upon, all reimbursement obligations with respect thereto shall have been satisfied and all other Obligations of the Company in respect of Letters of Credit shall have been paid in full, the balance, if any, of the L/C Cash Collateral shall be returned to the Company.

3.2 Participating Interests. The Issuing Lender agrees to maintain and, if not already allotted in accordance therewith prior to the Closing Date, then on the Closing Date to allot to itself and each other L/C Lender, and each L/C Lender severally and irrevocably agrees to maintain and, if not already taken in accordance herewith prior to the Closing Date, then on the Closing Date to take in such Letter of Credit, an L/C Participating Interest in a percentage equal to such L/C Lender’s L/C Commitment Percentage.

3.3 Payment in Respect of Letters of Credit. (a) The Company agrees forthwith upon demand by the Issuing Lender and otherwise in accordance with the terms of the L/C application relating to the relevant Letter of Credit (i) to reimburse the Issuing Lender, through the Administrative Agent, for any L/C Disbursement, and (ii) to pay interest on any unreimbursed portion of any such payment from the date of such L/C Disbursement until reimbursement in full thereof (by means of a payment by the Company or the application of L/C Cash Collateral in accordance with subsection 3.1) at a rate per annum equal to (A) prior to the date which is one Business Day after the day on which the Issuing Lender demands reimbursement from the Company for such payment, the ABR plus the Applicable Margin (provided that any such demand not received by 10:00 A.M., New York City time shall be deemed to have been received on the following Business Day) for ABR Loans and (B) on such date and thereafter, the ABR plus the Applicable Margin for ABR Loans plus 2%.

(b) In the event that the Issuing Lender makes a payment under any Letter of Credit and is not reimbursed in full therefor (by means of a payment by the Company or the application of L/C Cash Collateral in accordance with subsection 3.1) forthwith upon demand of the Issuing Lender, and otherwise in accordance with the terms of the L/C application relating to the relevant Letter of Credit, the Issuing Lender will promptly notify each other L/C Lender through the Administrative Agent. Forthwith upon its receipt of any such notice, each other L/C Lender will transfer to the Issuing Lender, through the Administrative Agent, in immediately available funds, an amount equal to such other L/C Lender’s pro rata share of the L/C Obligation arising from such unreimbursed payment in accordance with such L/C Lender’s L/C Commitment Percentage. Upon its receipt from such other L/C Lender of such amount and a request of such L/C Lender, the Issuing Lender will complete, execute and deliver to such other L/C Lender an L/C Participation Certificate dated the date of such receipt and in such amount.

(c) Whenever, at any time after the Issuing Lender has made an L/C Disbursement and has received from any other L/C Lender such other L/C Lender’s pro rata share of the L/C Obligation arising therefrom, the Issuing Lender receives any reimbursement on account of such L/C Obligation or any payment of interest on account thereof, the Issuing Lender will distribute to such other L/C Lender, through the Administrative Agent, its pro rata share thereof in like funds as received (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such L/C Lender’s participating interest was outstanding and funded); provided that, in the event that the receipt by the Issuing Lender of such reimbursement or such payment of interest (as the case may be) is required to be returned, such other L/C Lender will return to the Issuing Lender, through the Administrative Agent, any portion thereof previously distributed by the Issuing Lender to it in like funds as such reimbursement or payment is required to be returned by the Issuing Lender.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS AND LETTERS OF CREDIT

4.1 Repayment of Loans; Evidence of Debt. (a) The Company hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender (i) the then unpaid principal amount of the Loan of such Lender, in accordance with the applicable amortization schedule set forth in subsection 2.2, (or the then unpaid principal amount of such Loans, on the date that any or all of the Loans become due and payable pursuant to Section 9). The Company hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.5

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Company to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Company and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 4.1(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Company therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Company to repay (with applicable interest) the Loans made to such Company by such Lender in accordance with the terms of this Agreement.

4.2 Conversion Options. The Company may elect from time to time to convert Eurodollar Loans into ABR Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, provided that any such conversion of Eurodollar Loans shall only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert all or a portion of the ABR Loans then outstanding to Eurodollar Loans by giving the Administrative Agent irrevocable notice of such election, to be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least three Working Days prior to the proposed conversion date, specifying the Interest Period selected therefor, and, if no Default or Event of Default has occurred and is continuing, such conversion shall be made on the requested conversion date or, if such requested conversion date is not a Working Day, on the next succeeding Working Day. Upon receipt of any notice pursuant to this subsection 4.2, the Administrative Agent shall promptly, but in any event by 4:00 P.M., New York City time, notify each Lender thereof. All or any part of the outstanding Loans may be converted as provided herein, provided that partial conversions of Loans shall be in the aggregate principal amount of $2,500,000, or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the resulting Eurodollar Loans outstanding in respect of any one Interest Period shall be at least $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

4.3 Optional Prepayments. (a) Subject to subsection 4.3(b), the Company may at any time and from time to time prepay Loans, in whole or in part, upon at least one Business Days’ irrevocable notice to the Administrative Agent in the case of ABR Loans and two Working Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans and specifying the date and amount of prepayment; provided that Eurodollar Loans prepaid on other than the last day of any Interest Period with respect thereto shall be prepaid subject to the provisions of subsection 4.18. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. If such notice is given, the Company shall make such prepayment, and the payment amount specified in such notice shall be due and payable, on the date specified therein. Accrued interest on any Notes or on the amount of any Loans paid in full pursuant to this subsection 4.3 shall be paid on the date of such prepayment. Accrued interest on the amount of any partial prepayment shall be paid on the Interest Payment Date next succeeding the date of such partial prepayment. Partial prepayments shall be in an aggregate principal amount equal to the lesser of (A) $1,500,000 or a whole multiple of $1,000,000 in excess thereof and (B) the aggregate unpaid principal amount of the applicable Loans, as the case may be. Any amount prepaid on account of Loans may not be reborrowed. Partial prepayments of the Loans pursuant to this subsection 4.3 shall be applied as directed by the Company.

(b) All optional prepayments of the Loans effected prior to the first anniversary of the Closing Date shall be subject to a prepayment fee equal to 5.00% of the aggregate principal amount of such prepayments. All optional prepayments of the Loans effected on or after the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date shall be subject to a prepayment fee equal to 2.00% of the aggregate principal amount of such prepayments. After the second anniversary of the Closing Date all prepayments will be made without penalty or premium. Such fees shall be paid by the Borrower to the Administrative Agent, for the account of the Lenders holding Loans, on the date of such prepayment.

4.4 Mandatory Prepayments. (a) In the event of any incurrence of Indebtedness of the Company or any of its Subsidiaries (other than Indebtedness of the Company or any of its Subsidiaries permitted to be issued under subsection 8.2), an amount equal to 100% of the Net Proceeds of such Indebtedness incurrence shall, unless the Company and the Required Lenders otherwise agree, on the date of such Indebtedness incurrence be applied to the prepayment of the Loans as set forth in subsection 4.4(e).

(b) In the event of any sale or issuance of Capital Stock of the Company or any of its Subsidiaries (other than an issuance of Capital Stock of a Subsidiary to the Company or another Subsidiary or the sale of the Capital Stock of a Subsidiary in connection with the sale of such Subsidiary to a third party), an amount equal to 50% of the Net Proceeds of such sale or issuance shall, unless the Company and the Required Lenders otherwise agree, on the date of such issuance be applied to the prepayment of the Loans as set forth in subsection 4.4(e); provided that any such Net Proceeds that are used to finance a Permitted Acquisition permitted under this Agreement shall not be subject to such prepayment as otherwise required under subsection 4.4(b).

(c) In the event of receipt by the Company or any of its Subsidiaries of Net Proceeds from any Asset Sale (in excess of $1,000,000 in the aggregate for all Asset Sales per fiscal year) or Recovery Event by the Company or any of its Subsidiaries then, unless the Company exercises its Reinvestment Rights in respect thereof, an amount equal to 100% of the Net Proceeds of such Asset Sale or Recovery Event shall, unless the Company and the Required Lenders otherwise agree, on the date of such receipt be applied to the prepayment of the Loans as set forth in subsection 4.4(e); provided that notwithstanding the foregoing, (i) the aggregate Net Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to the Reinvestment Rights shall not exceed $50,000,000 in any fiscal year of the Company and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in subsection 4.4(e).

(d) If, for any fiscal year of the Company commencing with the fiscal year ending December 31, 2010, there shall be Excess Cash Flow, the Company shall, on the relevant Excess Cash Flow Application Date, apply an amount equal to 75% of such Excess Cash Flow less (y) the aggregate amount of all optional prepayments of Loans made during such fiscal year toward the prepayment of the Loans. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Company referred to in subsection 7.1, for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered. Notwithstanding the foregoing, if the Liquidity Amount (as certified by a Responsible Officer of the Company) as of the last day of the fiscal month of February immediately preceding such Excess Cash Flow Application Date (or, if the Excess Cash Flow Application Date occurs in February, the last day of the fiscal month of January) (the “Liquidity Determination Date”) after giving effect to the prepayment would be less than $50,000,000 the Company shall not be required to make such prepayment on such day except to the extent it can be made without reducing the Liquidity Amount as of the Liquidity Determination Date below $50,000,000.

(e) Partial prepayments of the Loans pursuant to this subsection 4.4 shall be applied to the remaining installments of the Loans in inverse order of maturity. Interest on Loans repaid pursuant to this subsection 4.4 shall be paid on the applicable Interest Payment Date; provided that prepayments of Eurodollar Loans pursuant to this subsection 4.4, if not on the last day of the Interest Period with respect thereto, shall, at the Company’s option, as long as no Default or Event of Default has occurred and is continuing, be prepaid subject to the provisions of subsection 4.18 or such prepayment (after application to any ABR Loans, in the case of prepayments by the Company) shall be deposited with the Administrative Agent as cash collateral for such Eurodollar Loans on terms reasonably satisfactory to the Administrative Agent and thereafter shall be applied to the prepayment of the Eurodollar Loans on the last day of the respective Interest Periods for such Eurodollar Loans next ending most closely to the date of receipt of such Net Proceeds. After such application, unless a Default or an Event of Default shall have occurred and be continuing, any remaining interest earned on such cash collateral shall be paid to the Company.

(f) Except as set forth in subsection 4.18, all payments made under this subsection 4.4 will be without penalty or premium.

4.5 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

(b) ABR Loans shall bear interest for the period from and including the date thereof until maturity thereof on the unpaid principal amount thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(c) If all or a portion of (i) the principal amount of any of the Loans or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, without limiting the rights of the Lenders under Section 9, bear interest at a rate per annum which is (x) in the case of overdue principal, 2% above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection or (y) in the case of overdue interest, fees and other amounts, 2% above the rate described in paragraph (b) of this subsection, in each case from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection shall be payable on demand by the Administrative Agent made at the request of the Required Lenders.

4.6 Computation of Interest and Fees. (a) Interest in respect of ABR Loans at any time the ABR is calculated based on the Prime Rate and all fees hereunder shall be calculated on the basis of a 365 or 366, as the case may be, day year for the actual days elapsed. Interest in respect of Eurodollar Loans and ABR Loans at any time the ABR is not calculated based on the Prime Rate shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change in the ABR becomes effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the quotations used by the Administrative Agent in determining the Eurodollar Rate.

4.7 Certain Fees. The Company agrees to pay to the Administrative Agent for its own account a non-refundable agent’s fee in the amount and payable on such dates as is separately agreed to by the Company and the Administrative Agent.

4.8 Letter of Credit Fees. (a) The Company agrees to pay the Administrative Agent a Letter of Credit fee, for the account of the Issuing Lender and the L/C Participating Lenders with respect to each Letter of Credit, on the average outstanding amount available to be drawn under each Letter of Credit at a rate per annum equal to 1.50%, payable in arrears on the last day of each fiscal quarter of the Company and on the date on which all Letters of Credit have expired or been fully drawn upon.

In addition, the Company shall pay to the Issuing Lender with respect to each Letter of Credit, in arrears on the last day of each fiscal quarter of the Company and on the date on which all Letters of Credit have expired or been fully drawn upon, a fee to be agreed with the applicable Issuing Lender but not greater than 0.25% per annum on the average outstanding amount available to be drawn under such Letter of Credit, solely for its own account as Issuing Lender of such Letter of Credit and not on account of its L/C Participating Interest therein.

(b) In connection with any payment of fees pursuant to this subsection 4.8, the Administrative Agent agrees to provide to the Company a statement of any such fees so paid; provided that the failure by the Administrative Agent to provide the Company with any such invoice shall not relieve the Company of its obligation to pay such fees.

4.9 Letter of Credit Reserves. (a) If any Change in Law after the date of this Agreement shall either (i) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by the Issuing Lender or (ii) impose on the Issuing Lender any other condition regarding this Agreement or any Letter of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Lender of maintaining any Letter of Credit (which increase in cost shall be the result of the Issuing Lender’s reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by the Issuing Lender, the Company shall immediately pay to the Issuing Lender, from time to time as specified by the Issuing Lender, additional amounts which shall be sufficient to compensate the Issuing Lender for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(b) In the event that at any time after the date hereof any Change in Law with respect to the Issuing Lender shall, in the opinion of the Issuing Lender, require that any obligation under any Letter of Credit be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by the Issuing Lender or any corporation controlling the Issuing Lender, and such Change in Law shall have the effect of reducing the rate of return on the Issuing Lender’s or such corporation’s capital, as the case may be, as a consequence of the Issuing Lender’s obligations under such Letter of Credit to a level below that which the Issuing Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account the Issuing Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Issuing Lender to be material, then from time to time following notice by the Issuing Lender to the Company of such Change in Law, within 15 days after demand by the Issuing Lender, the Company shall pay to the Issuing Lender such additional amount or amounts as will compensate the Issuing Lender or such corporation, as the case may be, for such reduction. If the Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.9(b), it shall promptly notify the Company of the event by reason of which it has become so entitled. A certificate submitted by the Issuing Lender to the Company concurrently with any such demand by the Issuing Lender, shall be conclusive, absent manifest error, as to the amount thereof.

(c) The Company agrees that the provisions of the foregoing paragraphs (a) and (b) providing for reimbursement or payment to the Issuing Lender in the event of the imposition or implementation of, or increase in, any reserve, special deposit, capital adequacy or similar requirement in respect of the Letter of Credit relating thereto shall apply equally to each Participating Lender in respect of its L/C Participating Interest in such Letter of Credit, as if the references in such paragraphs and provisions referred to, where applicable, such Participating Lender or any corporation controlling such Participating Lender.

4.10 Further Assurances. The Company hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Lender to effect more fully the purposes of this Agreement and the maintenance of Letters of Credit hereunder. The Company further agrees to execute any and all instruments reasonably requested by the Issuing Lender in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Letters of Credit.

4.11 Obligations Absolute. The payment obligations of the Company under this Agreement with respect to the Letters of Credit shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) the existence of any claim, set-off, defense or other right which the Company or any of its Subsidiaries may have at any time against any beneficiary, or any transferee, of any Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Lender, the Administrative Agent or any Lender, or any other Person, whether in connection with this Agreement, the Related Documents, any Credit Documents, the transactions contemplated herein, or any unrelated transaction;

(ii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) payment by the Issuing Lender under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, except where such payment constitutes gross negligence or willful misconduct on the part of the Issuing Lender; or

(iv) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing, except for any such circumstances or happening constituting gross negligence or willful misconduct on the part of the Issuing Lender.

4.12 Assignments. No L/C Participating Lender’s participation in any Letter of Credit or any of its rights or duties hereunder shall be subdivided, assigned or without the prior written consent of the Issuing Lender, which consent will not be unreasonably withheld. Such consent may be given or withheld without the consent or agreement of any other L/C Participating Lender. Notwithstanding the foregoing, an L/C Participating Lender may subparticipate its L/C Participating Interest without obtaining the prior written consent of the Issuing Lender.

4.13 Participations. Each L/C Lender’s obligation to purchase participating interests pursuant to subsection 3.2 shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such L/C Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Company; (iv) any breach of this Agreement by the Company or any other L/C Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

4.14 Inability to Determine Interest Rate for Eurodollar Loans. In the event that the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that (a) by reason of circumstances affecting the interbank eurodollar market generally, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any Interest Period with respect to (i) any Eurodollar Loans that will result from the requested conversion of all or part of ABR Loans into Eurodollar Loans or (ii) the continuation of any Eurodollar Loan as such for an additional Interest Period, (b) the Eurodollar Rate determined or to be determined for any Interest Period will not adequately and fairly reflect the cost to Lenders constituting the Required Lenders of maintaining their affected Eurodollar Loans during such Interest Period by reason of circumstances affecting the interbank eurodollar market generally or (c) dollar deposits in the relevant amount and for the relevant period with respect to any such Eurodollar Loan are not available to any of the Lenders in their respective Eurodollar Lending Offices’ interbank eurodollar market, the Administrative Agent shall forthwith give notice of such determination, confirmed in writing, to the Company and the Lenders at least one day prior to, as the case may be, the conversion date or the last day of such Interest Period. If such notice is given, (i) any ABR Loans that were to have been converted to Eurodollar Loans shall be continued as ABR Loans and (ii) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period applicable thereto, into ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no ABR Loans shall be converted to Eurodollar Loans.

4.15 Pro Rata Treatment and Payments. (a) Each payment by the Company on account of any fee hereunder (other than as set forth in subsection 4.7) shall be made pro rata according to the Relevant Percentages of the Lenders entitled thereto. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans (other than as set forth in subsections 4.16, 4.17 and 4.18) shall be made pro rata according to the Relevant Percentages of the Lenders entitled thereto. All payments (including prepayments) to be made by the Company on account of principal, interest and fees shall be made without set-off or counterclaim and shall be made to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office located at 1111 Fannin Street, 8th Floor, Houston, Texas 77002, in lawful money of the United States of America and in immediately available funds. The Administrative Agent shall promptly distribute such payments ratably to each Lender in like funds as received. If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

(b) All payments and prepayments (other than mandatory prepayments as set forth in subsection 4.4 and other than prepayments as set forth in subsection 4.17 with respect to increased costs) of Eurodollar Loans hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Loans with the same Interest Period shall not be less than $2,500,000 or a whole multiple of $1,000,000 in excess thereof.

4.16 Illegality. Notwithstanding any other provisions herein, if any Requirement of Law or any change therein or in the interpretation or application thereof occurring after the date that any lender becomes a Lender party to this Agreement shall make it unlawful for such Lender to maintain Eurodollar Loans as contemplated by this Agreement, the requirement of such Lender hereunder to maintain Eurodollar Loans or to convert all or a portion of ABR Loans into Eurodollar Loans shall forthwith be cancelled and such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall, if required by law and if such Lender so requests, be converted automatically to ABR Loans on the date specified by such Lender in such request. To the extent that such affected Eurodollar Loans are converted into ABR Loans, all payments of principal which would otherwise be applied to such Eurodollar Loans shall be applied instead to such Lender’s ABR Loans. The Company hereby agrees promptly to pay any Lender, upon its demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this subsection 4.16 including, but not limited to, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder (such Lender’s notice of such costs, as certified to the Company through the Administrative Agent, to be conclusive absent manifest error).

4.17 Requirements of Law. (a) In the event that, at any time after the date hereof, the adoption of any Requirement of Law, or any change therein or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) does or shall subject any Lender, Transferee or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Eurodollar Loans or any Letter of Credit made by it, or change the basis of taxation of payments to such Lender, Transferee or Issuing Lender of principal, interest or any other amount payable hereunder (except for Non-Excluded Taxes covered by subsection 4.19 and changes in the rate of tax on the overall net income of such Lender, Transferee or Issuing Lender);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender, Transferee or Issuing Lender) of converting, renewing or maintaining advances or extensions of credit or to reduce any amount receivable hereunder, in each case, in respect of its Eurodollar Loans or, in the case of (i), any Loans or issuing or participating Letters of Credit,, then, in any such case, the Company, shall promptly pay such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender), on demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) on an after-tax basis for such additional cost or reduced amount receivable which such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) deems to be material as determined by such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) with respect to such Eurodollar Loans or, in the case of (i), any Loans or issuing or participating Letters of Credit, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the ABR plus the Applicable Margin.

(b) In the event that at any time after the date hereof any Change in Law with respect to any Lender shall, in the opinion of such Lender, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital, as the case may be, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation, as the case may be, could have achieved but for such Change in Law (taking into account such Lender’s or such corporation’s policies, as the case may be, with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time following notice by such Lender to the Company of such Change in Law as provided in paragraph (c) of this subsection 4.17, within 15 days after demand by such Lender, the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, on an after-tax basis for such reduction.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.17, it shall promptly notify the Company through the Administrative Agent, of the event by reason of which it has become so entitled. If any Lender has notified the Company through the Administrative Agent of any increased costs pursuant to paragraph (a) of this subsection 4.17, the Company at any time thereafter may, upon at least two Working Days’ notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and subject to subsection 4.18, prepay or convert into ABR Loans all (but not a part) of the Eurodollar Loans then outstanding. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of paragraph (a) of this subsection 4.17 or entitling a Lender to receive additional amounts under paragraph (a) or (c) of subsection 4.19 with respect to such Lender, it will, if requested by the Company, and to the extent permitted by law or by the relevant Governmental Authority, endeavor in good faith to avoid or minimize the increase in costs, reduction in payments, or payment of additional amounts resulting from such event (including, without limitation, endeavoring to change its Eurodollar Lending Office or any other lending office); provided, however, that such avoidance or minimization can be made in such a manner that such Lender, in its sole determination, suffers no economic, legal or regulatory disadvantage.

(d) A certificate submitted by such Lender, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this subsection 4.17 shall survive the termination of this Agreement and repayment of the outstanding Loans.

4.18 Indemnity. The Company agrees to indemnify each Lender and to hold such Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Company in payment of the principal amount of or interest on any Eurodollar Loans of such Lender, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurodollar Loans hereunder, (b) default by the Company in making a conversion of ABR Loans to Eurodollar Loans after the Company has given notice in accordance with subsection 4.2 or in continuing Eurodollar Loans for an additional Interest Period after the Company has given a notice in accordance with clause (b) of the definition of Interest Period, (c) default by the Company in making any prepayment of Eurodollar Loans after the Company has given a notice in accordance with subsection 4.3 or (d) a payment or prepayment of a Eurodollar Loan or conversion of any Eurodollar Loan into an ABR Loan, in either case on a day which is not the last day of an Interest Period with respect thereto, including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurodollar Loans hereunder. This covenant shall survive termination of this Agreement and payment of the outstanding Obligations.

4.19 Taxes. (a) All payments made by or on behalf of any Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profit taxes and franchise taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document); provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Credit Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made; provided further, however, that Non-Excluded Taxes shall not include any amounts (x) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this subsection 4.19 or (y) that are taxes imposed by a Requirement of Law in effect at the time a Non-U.S. Lender becomes a party hereto (or designates a new lending office) that do not arise as a result of a change in the jurisdiction of incorporation or the operations of a Borrower, except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding taxes under this subsection 4.19.

(b) In addition, the Company shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Credit Party, as promptly as possible thereafter such Credit Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a copy of a receipt received by such Credit Party showing payment thereof. If (i) a Credit Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) a Credit Party fails to remit to the Administrative Agent the required receipts or other reasonably requested documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Credit Parties shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) Each Lender, Assignee and Participant that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or an estate or trust that is subject to United States federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) on or before the date on which it becomes a party to this Agreement (or, in the case of a Participant, on or before the date on which such Participant purchases the related participation) and from time or time thereafter upon the request of the Company or the Administrative Agent:

(i) two duly completed and signed copies of either Internal Revenue Service Form W-BEN (relating to such Non-U.S. Lender and entitling it to a complete exemption from, or a reduced rate of, United States federal withholding tax on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents), Form W-8ECI (relating to all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents) or Form W-8IMY (together with any applicable underlying Internal Revenue Service forms, which together entitle such Non-U.S. Lender to a complete exemption from, or a reduced rate of, United States Federal withholding tax on all amounts to be received by such Non-U.S. Lender pursuant to this Agreement and the other Credit Documents), or successor and related applicable forms, as the case may be; or

(ii) in the case of a Non-U.S. Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that does not comply with the requirements of clause (i) hereof, (x) a statement in the form of Exhibit E (or such other form of statement as shall be reasonably requested by the Company from time to time) to the effect that such Non-U.S. Lender is eligible for a complete exemption from, or a reduced rate of, United States federal withholding tax under Section 871(h) or 881(c) of the Code, and (y) two duly completed and signed copies of the applicable Internal Revenue Service Form W 8 or successor and related applicable form;

In addition, each Non-U.S. Lender agrees (i) to deliver to the Company and the Administrative Agent, and if applicable, the assigning Lender (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two further duly completed and signed copies of such Form W-8BEN, W-8IMY or W-8ECI or such other Internal Revenue Service forms required to be delivered pursuant to this subsection 4.19(e), as the case may be, or successor and related applicable forms, on or before the date that any such form expires or becomes obsolete and promptly after the occurrence of any event requiring a change from the most recent form(s) previously delivered by it to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in accordance with applicable United States laws and regulations, and (ii) to notify promptly the Company and the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) if it is no longer able to deliver, or if it is required to withdraw or cancel, any form or statement previously delivered by it pursuant to this subsection 4.19(e). Notwithstanding any other provision of this subsection 4.19, a Non -U.S. Lender shall not be required to deliver any form pursuant to this subsection 4.19 that such Non -U.S. Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Company is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(g) Each Lender, Assignee and Participant that is not a Non-U.S. Lender shall, on or before the date that such Lender becomes a party to this Agreement, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (or, in the case of a Participant, to the Lender from whom the related Participation was purchased), two duly completed and signed copies of Internal Revenue Service Form W-9, certifying that such Lender is exempt from United States back-up withholding tax.

(h) The agreements in this subsection 4.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 5. REPRESENTATIONS AND WARRANTIES

The Company hereby represents and warrants to each Lender and the Administrative Agent that:

5.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet of the Company and its Subsidiaries as of April 30, 2010 (including the notes thereto), as filed in the Disclosure Statement on March 15, 2010 (the “Pro Forma Balance Sheet”) was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time made in light of the circumstances when made. As of the date of the Pro Forma Balance Sheet, none of the Company or its Subsidiaries had any material obligation, contingent or otherwise, which was not reflected therein or in the notes thereto and which would have a Material Adverse Effect on the Company and its Subsidiaries, taken as a whole.

(b) (i) The audited consolidated balance sheet of the Company and its Subsidiaries at December 31, 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for the fiscal year ended on such date, reported on by Deloitte & Touche LLP and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries at March 31, 2010 and the related consolidated statements of operations and cash flows for the fiscal period ended on such date, copies of each of which have heretofore been furnished to each Lender (if disclosed in the SEC Filings, such statements are deemed furnished to Lenders), fairly present in all material respects (except, with respect to interim reports, for normal year-end adjustments) the consolidated financial position of each of the Company and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal periods then ended and, in the case of the statements referred to in the foregoing clause (ii), the portion of the fiscal year through such date, in each case, in accordance with GAAP consistently applied throughout the periods involved (except as noted therein).

5.2 Corporate Existence; Compliance with Law. Each Credit Party and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates and to conduct the business in which it is currently engaged, except to the extent that the failure to possess such corporate power and authority and such legal right would not, in the aggregate, have a Material Adverse Effect, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, occupational safety and health, health care, pension, certificate of need, the Comprehensive Environmental Response, Compensation and Liability Act, any so-called “Superfund” or “Superlien” law, or any applicable federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Materials of Environmental Concern), except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

5.3 Corporate Power; Authorization. Each Credit Party has the corporate power and authority and the legal right to make, deliver and perform the Reorganization Plan and the Credit Documents to which it is a party; the Company has the corporate power and authority and legal right to maintain the Loans and Letters of Credit hereunder. Each Credit Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Reorganization Plan and the Credit Documents to which it is a party and in case of the Company, to authorize the issuance of the Loans hereunder and the maintenance of Letters of Credit for its account hereunder. No consent or authorization of, or filing with, any Person (including, without limitation, any Governmental Authority) is required in connection with the execution, delivery or performance by any Credit Party, or the validity or enforceability against any Credit Party, of the Reorganization Plan or any Credit Document to the extent that it is a party thereto, or the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Credit Documents.

5.4 Enforceable Obligations. Each of the Credit Documents has been duly executed and delivered on behalf of each Credit Party party thereto and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.5 No Legal Bar. The performance of each Credit Document, the guarantee of the Obligations pursuant to the Guarantee and Collateral Agreement, the issuance of the Loans and of drawings under the Letters of Credit will not violate any Requirement of Law or any Contractual Obligation applicable to or binding upon any Credit Party, any of its Subsidiaries or any of its properties or assets, which violations, individually or in the aggregate, would have a material adverse effect on the ability of such Credit Party to perform its obligations under the Credit Documents, or which would give rise to any liability on the part of the Administrative Agent or any Lender, or which would have a Material Adverse Effect, and will not result in the creation or imposition (or the obligation to create or impose) of any Lien (other than any Liens created pursuant to the Credit Documents) on any of its or their respective properties or assets pursuant to any Requirement of Law applicable to it or them, as the case may be, or any of its or their Contractual Obligations.

5.6 No Material Litigation. Except as disclosed in the SEC Filings, no litigation or investigation known to the Company through receipt of written notice or proceeding of or by any Governmental Authority or any other Person is pending against any Credit Party or any of its Subsidiaries, (a) with respect to the validity, binding effect or enforceability of any Credit Document, or with respect to the Loans deemed made hereunder, or of any drawings under a Letter of Credit and the other transactions contemplated hereby or thereby, or (b) except as disclosed on Schedule 5.6, which would have a Material Adverse Effect or a material adverse effect on the validity or enforceability of this Agreement, any of the Notes or any of the other Credit Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

5.7 Investment Company Act. Neither any Credit Party nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” (as each of the quoted terms is defined or used in the Investment Company Act of 1940, as amended).

5.8 Federal Regulation. No part of any drawing under a Letter of Credit will be used for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board. Neither the Company nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under said Regulation U.

5.9 No Default. Except as set forth in the SEC Filings made prior to the date hereof or on Schedule 5.9, neither the Company nor any of its Subsidiaries is in default (a) in the payment or performance of any of its or their Contractual Obligations in any respect which would have a Material Adverse Effect, or (b) under any FCC License or any order, award or decree of any Governmental Authority or arbitrator binding upon or affecting it or them or by which any of its or their properties or assets may be bound or affected in any respect which would have a Material Adverse Effect, and no such order, award or decree would materially adversely affect the ability of the Company and its Subsidiaries taken as a whole to carry on their businesses as presently conducted or the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party.

5.10 Taxes. Each of the Company and its Subsidiaries has filed or caused to be filed or has timely requested an extension to file or has received an approved extension to file all tax returns which, to the knowledge of the Company, are required to have been filed, and has paid all taxes shown to be due and payable on said returns or extension requests or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except any such filings or taxes, fees or charges, the making of or the payment of which, or the failure to make or pay, would not have a Material Adverse Effect; and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided in the books of the Company or its Subsidiaries, as the case may be), except as to any such taxes, fees or other charges, the payment of which, or the failure to pay, would not have a Material Adverse Effect.

5.11 Subsidiaries. The Subsidiaries of the Company listed on Schedule 5.11(A) constitute all of the Domestic Subsidiaries of the Company and the Subsidiaries listed on Schedule 5.11 (B) constitute all of the Foreign Subsidiaries of the Company as of the Closing Date.

5.12 Ownership of Property; Liens. Except as disclosed in Schedule 8.3 hereof, the Company and each of its Subsidiaries has good and marketable title to, or valid and subsisting leasehold interests in, all its respective material real property, and good title to all its respective material other property, and none of such property is subject, except as permitted hereunder, to any Lien (including, without limitation, and subject to subsection 8.3 hereof, Federal, state and other tax liens).

5.13 Intellectual Property. The Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Company or any of its Subsidiaries know of any valid basis for any such claim. The use of Intellectual Property by the Company and any of its Subsidiaries does not infringe on the rights of any Person in any material respect.

5.14 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Company or any of its Subsidiaries pending or, to the knowledge of the Company or its Subsidiaries, threatened; (b) hours worked by and payment made to employees of the Company and any of it Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or its Subsidiaries.

5.15 ERISA. Except as would not have a Material Adverse Effect: (i) each Credit Party is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans; (ii) no Reportable Event or non-exempt Prohibited Transaction has occurred or is reasonably expected to occur with respect to any Plan; (iii) there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no Lien in favor of the PBGC or any Single Employer Plan has been imposed upon any Credit Party that remains unsatisfied; (v) no Credit Party has incurred any Withdrawal Liability that remains unsatisfied; and (vi) no Credit party has received any notice concerning the imposition of Withdrawal Liability or any determination that a Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

5.16 Environmental Matters. (a) Except as disclosed in the SEC Filings, to the Company’s knowledge, the Properties do not contain any Materials of Environmental Concern in concentrations which constitute a violation of, or would reasonably be expected to give rise to liability under, Environmental Laws that would have a Material Adverse Effect.

(b) The Properties and all operations at the Properties are in compliance with all applicable Environmental Laws, except for failure to be in compliance that would not have a Material Adverse Effect, and there is no contamination at, under or about the Properties that would have a Material Adverse Effect.

(c) Neither the Company nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to the Properties that would have a Material Adverse Effect, nor does the Company have knowledge that any such action is being contemplated, considered or threatened.

(d) There are no judicial proceedings or governmental or administrative actions pending or threatened under any Environmental Law to which the Company or any Subsidiary is or will be named as a party with respect to the Properties that would have a Material Adverse Effect, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders under any Environmental Law with respect to the Properties that would have a Material Adverse Effect.

5.17 Disclosure. None of the written reports, financial statements, certificates or other written information (other than projections, budgets or other estimates or forward-looking statements or information of a general economic or industry nature or reports or studies prepared by third parties that were not expressly commissioned by the Company or its Subsidiaries (collectively, the “Projections”)), taken as a whole, furnished by or on behalf of any Credit Party to the Administrative Agent, any Lender or the Bankruptcy Court prior to the Closing Date in connection with the transactions contemplated by this Agreement or any other Credit Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the Closing Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to Projections, the Company represents only that such information was prepared in good faith based upon assumptions believed by the Company to be reasonable at the time such Projections were prepared, it being understood that Projections by their nature are uncertain and no assurance is given that the results reflected in such Projections will be achieved.

5.18 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). In the case of the Pledged Stock that are Securities (as defined in the UCC) described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral in which a security interest can be perfected under the relevant UCC by filing a UCC financing statement and described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 5.18 in appropriate form are filed in the offices specified on Schedule 5.18, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by subsection 8.3 and, in the case of Collateral consisting of Pledged Stock, inchoate Liens arising by operation of law).

5.19 Solvency. The Credit Parties taken as a whole are Solvent.

SECTION 6. CONDITIONS PRECEDENT

This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with subsection 11.1).

(a) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to the Credit Documents shall be true and correct on and as of the Closing Date or, if any such representation or warranty refers to an earlier date, on and as of such date.

(b) No Default as of the Closing Date. No Default or Event of Default shall have occurred and be continuing as of the Closing Date.

(c) Credit Agreement; Guarantee and Collateral Agreement. The Administrative Agent (or its counsel) shall have received from the Company and the Administrative Agent (i) a counterpart of this Agreement signed on behalf of such party and (ii) the Guarantee and Collateral Agreement executed and delivered by a duly authorized officer of the Company and each Subsidiary Guarantor.

(d) Confirmation Order. The Administrative Agent shall have received a copy of the Confirmation Order, as duly certified and entered on the docket by the clerk of the Bankruptcy Court, which (i) shall be in full force and effect and shall not have been stayed, reversed, modified or amended and (ii) shall approve and authorize the transactions contemplated by this Agreement, the other Credit Documents and the Reorganization Plan and otherwise shall not be inconsistent with the provisions hereof and thereof.

(e) Consents and Approvals. (i) The Administrative Agent shall have received all necessary or required governmental and third party consents and approvals in connection with the Financing Transactions, the continuing operations of the Company, and the Reorganization Plan, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on this Agreement or the Financing Transactions, (ii) there shall not exist any action, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to have a Material Adverse Effect on the Company, this Agreement, the Reorganization Plan or any of the other transactions contemplated hereby, (iii) the Company shall not be in violation of the Communications Act of 1934, or any FCC rule or regulation, such that a violation of which could reasonably be expected to result in a Material Adverse Effect and (iv) the Administrative Agent shall have received the FCC Consent to the transfer of control of the Company and the related transactions set forth the Reorganization Plan.

(f) Pro Forma Balance Sheet; Financial Information. The Administrative Agent shall have received a copy of (i) the Pro Forma Balance Sheet, (ii) the financial statements referred to in subsection 5.1(b) and (iii) as soon as available to management, monthly financial data generated by the Company’s internal accounting systems for use by senior management for each month ended after the latest fiscal quarter for which financial statements have been provided pursuant to clause (ii) above.

(g) Projections. The Administrative Agent shall have received a copy of the Reorganization Projections.

(h) Minimum Interest Coverage Ratio. The pro forma ratio of Consolidated EBITDA of the Company for the period of twelve consecutive fiscal months most recently ended fiscal quarter prior to the Closing Date for which financial statements are available minus Capital Expenditures for such 12-month period to pro forma Consolidated Interest Expense for the 12-month period commencing on the Closing Date shall be no less than 1.5 to 1.0.

(i) Legal Opinions. The Administrative Agent shall have received, dated the Closing Date and addressed to the Administrative Agent and the Lenders, an opinion of (a) Kirkland & Ellis LLP, counsel to the Company, in form and substance reasonably satisfactory to the Administrative Agent, (b) Lionel Sawyer & Collins, counsel to the Company, or such other counsel which is reasonably satisfactory to the Administrative Agent and (c) Lerman Senter PLLC, FCC counsel to the Company, each in form and substance reasonably satisfactory to the Administrative Agent, with such changes thereto as may be approved by the Administrative Agent and its counsel. Such opinions shall also cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent shall reasonably require.

(j) Closing Certificates. The Administrative Agent shall have received a Closing Certificate of the Company and each Subsidiary Guarantor, dated the Closing Date, substantially in the form of Exhibits B-1 and B-2 hereto, respectively, with appropriate insertions and attachments, reasonably satisfactory in form and substance to the Administrative Agent and its counsel, executed by the Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of the Company and each Subsidiary Guarantor respectively.

(k) Fees. The Administrative Agent shall have received for the account of the Lenders, or for its own account, as the case may be, all fees (including the fees referred to in subsection 4.7) payable to the Lenders and the Administrative Agent on or prior to the Closing Date.

(l) Filings. All necessary or advisable filings shall have been duly made or made available to create a perfected first priority Lien on and security interest in all Collateral in which a security interest can be perfected by filing a UCC-1 financing statement, and all such Collateral shall be free and clear of all Liens, except Liens permitted by subsection 8.3.

(m) Lien Searches. The Administrative Agent shall have received the results of a recent Lien search with respect to each Credit Party, and such search shall reveal no Liens on any of the assets of the Credit Parties except for Liens permitted by subsection 8.3 or otherwise reasonably acceptable to the Administrative Agent or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(n) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received the certificates representing the shares pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and any other promissory note pledged pursuant to the Guarantee and Collateral Agreement, endorsed in blank by a duly authorized officer of the pledgor thereof.

(o) Organizational Documents. The Administrative Agent shall have received true and correct copies of the Certificate of Incorporation and By-laws or Operating Agreement of each Credit Party, certified as to authenticity by the Secretary or Assistant Secretary of each such Credit Party.

(p) Corporate Documents. The Administrative Agent shall have received copies of certificates from the Secretary of State or other appropriate authority of such jurisdiction, evidencing good standing of each Credit Party in its jurisdiction of incorporation and in each state where the ownership, lease or operation of property or the conduct of business requires it to qualify as a foreign corporation except where the failure to so qualify would not have a Material Adverse Effect.

(q) Solvency Certificate. The Administrative Agent shall have a solvency certificate from the Chief Financial Officer of the Company.

(r) Insurance Certificate. The Administrative Agent shall have received insurance certificates satisfying the requirements of the Guarantee and Collateral Agreement.

(s) L/C Cash Collateral. The Company shall have provided the L/C Cash Collateral required under Section 3.

SECTION 7. AFFIRMATIVE COVENANTS

From and after the Closing Date, the Company hereby agrees that, so long as any Loan or Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder, it shall, and, in the case of the agreements contained in subsections 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11 and 7.12 cause each of its Subsidiaries to:

7.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of subsection 7.2:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations, stockholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent; and

(b) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of the Company (and an additional 30 days for the first such delivery after the Closing Date), the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries at the end of such quarter and the related unaudited consolidated statements of operations and cash flows of the Company and its consolidated Subsidiaries for such applicable period and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all financial statements shall be prepared in reasonable detail in accordance with GAAP (provided, that interim statements may be condensed and may exclude detailed footnote disclosure and are subject to year end adjustment) applied consistently throughout the periods reflected therein and with prior periods (except as concurred in by such accountants or officer, as the case may be, and disclosed therein and except that interim financial statements need not be restated for changes in accounting principles which require retroactive application, and operations which have been discontinued (as defined in ASC 360, “Property, Plant and Equipment”) during the current year need not be shown in interim financial statements as such either for the current period or comparable prior period).

In the event the Company changes its accounting methods because of changes in GAAP, or any change in GAAP occurs which increases or diminishes the protection and coverage afforded to the Lenders under current GAAP accounting methods, the Company or the Administrative Agent, as the case may be, may request of the other parties to this Agreement an amendment of the financial covenants contained in this Agreement to reflect such changes in GAAP and to provide the Lenders with protection and coverage equivalent to that existing prior to such changes in accounting methods or GAAP, and each of the Company, the Administrative Agent and the Lenders agree to consider such request in good faith.

Documents required to be delivered pursuant to this subsection 7.1 and subsection 7.2 below (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at www.citadelbroadcasting.com or (ii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) in each case, the Company shall notify the Administrative Agent of the posting of any such documents and (y) in the case of documents required to be delivered pursuant to subsection 7.2, at the request of the Administrative Agent, the Company shall furnish to the Administrative Agent a hard copy of such document.

7.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender) or otherwise make available as described in the last sentence of subsection 7.2:

(a) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), a letter from the independent certified public accountants reporting on such financial statements stating that in making the examination necessary to express their opinion on such financial statements no knowledge was obtained of any Default or Event of Default, except as specified in such letter; provided, that this delivery shall not be required if such accountants do not provide such letters generally;

(b) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a certificate of the Responsible Officer of the Company (i) stating that, to the best of such officer’s knowledge, each of the Company and their respective Subsidiaries has observed or performed all of its covenants and other agreements, and satisfied every applicable condition, contained in this Agreement, the Notes and the other Credit Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) showing in detail as of the end of the related fiscal period the figures and calculations supporting such statement in respect of subsection 8.1, clauses (e), (g) and (h) of subsection 8.2, clauses (e), (p) and (q) of subsection 8.6, clauses (k), (l) and (m) of subsection 8.7, clause (b) of subsection 8.8 and subsection 8.11.

(c) promptly upon receipt thereof, copies of all final reports submitted to the Company by independent certified public accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit;

(d) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements and all regular and periodic reports and all final registration statements and final prospectuses, if any, filed by the Company or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions;

(e) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a management summary describing and analyzing the performance of the Company and its Subsidiaries during the periods covered by such financial statements; provided, however, that such management summary need not be furnished so long as the Company is a reporting company under the Securities Exchange Act of 1934, as amended;

(f) concurrently with the delivery of the consolidated financial statements referred to in subsection 7.1(a), but in any event within 90 days after the beginning of each fiscal year of the Company to which such budget relates, an annual operating budget of the Company and its Subsidiaries, on a consolidated basis;

(g) promptly following any request by the Administrative Agent therefor, copies of (i) any documents described in Section 101(k) of ERISA that a Credit Party may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that a Credit Party may request with respect to any Multiemployer Plan; provided, that if a Credit Party has not requested such documents or notices from such Multiemployer Plan, the Company shall promptly make a request for such documents or notices from the administrator or sponsor of such Multiemployer Plan and shall provide copies of such documents and notices promptly after receipt thereof;

(h) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

The requirements of subsections 7.1 and 7.2 above shall be deemed to be satisfied if the Company shall have made such materials available to the Administrative Agent, including by electronic transmission, within the time periods specified therefor and pursuant to procedures approved by the Administrative Agent, or by filing such materials by electronic transmission with the Securities and Exchange Commission, in which case “delivery” of such statements for purposes of subsections 7.2(a) and 7.1(b) shall mean making such statements available in such fashion.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its obligations and liabilities (including taxes) of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or any of its Subsidiaries, as the case may be, (b) for delinquent obligations which do not have a Material Adverse Effect and (c) for trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 90 days (or any longer period if longer payment terms are accepted in the ordinary course of business) or, if overdue for more than 90 days (or such longer period), as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its Subsidiaries, as the case may be.

7.4 Conduct of Business; Maintenance of Existence; Compliance. Continue to engage in business of the same general type as now conducted by it, and preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations, necessary or desirable in the normal conduct of its business except for rights, privileges, franchises, accreditations, certifications, authorizations, licenses, permits, approvals and registrations the loss of which would not in the aggregate have a Material Adverse Effect, and except as otherwise permitted by subsections 8.5, 8.6(p) and (q) and 8.7; and comply with all applicable Requirements of Law and Contractual Obligations except to the extent that the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear excepted); and (b) Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and with only such deductibles as are usually maintained by, and against at least such risks as are usually insured against in the same general area by, companies engaged in the same or a similar business (in any event including general liability, personal injury, workers’ compensation, employers’ liability, automobile liability and physical damage coverage, all risk property, business interruption, and crime insurance); provided that the Company may implement programs of self insurance in the ordinary course of business and in accordance with industry standards for a company of similar size so long as reserves are maintained in accordance with GAAP for the liabilities associated therewith.

7.6 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities which permit financial statements to be prepared in conformity with GAAP and all Requirements of Law; and permit representatives of the Administrative Agent upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired upon reasonable notice (but no more than once per annum unless an Event of Default has occurred and is continuing), and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees thereof and with their independent certified public accountants (with, at the option of the Company, an officer of the Company present).

7.7 Notices. Promptly give notice to the Administrative Agent (who shall deliver to each Lender):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any instrument or other agreement, guarantee or collateral document of the Company or any of its Subsidiaries which default or event of default has not been waived and would have a Material Adverse Effect, or any other default or event of default under any such instrument, agreement, guarantee or other collateral document which, but for the proviso to clause (e) of Section 9, would have constituted a Default or Event of Default under this Agreement, or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any of its respective Subsidiaries and any Governmental Authority, or receipt of any notice of any environmental claim or assessment against the Company or any of its respective Subsidiaries by any Governmental Authority, which in any such case would have a Material Adverse Effect;

(c) of any litigation or proceeding affecting the Company or any of its Subsidiaries (i) in which more than $25,000,000 of the amount claimed is not covered by insurance or (ii) in which injunctive or similar relief is sought which if obtained would have a Material Adverse Effect;

(d) of the occurrence of any Reportable Event that, alone or together with any other Reportable Events that have occurred, would reasonably be expected to result in a Material Adverse Effect, and in addition to such notice, deliver to the Administrative Agent and each Lender whichever of the following may be applicable: (A) a certificate of the Responsible Officer of the Company setting forth details as to such Reportable Event and the action that the Company proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with the PBGC, or (B) any notice delivered by the PBGC in connection with such Reportable Event; and

(e) of a material adverse change known to the Company or any of its Subsidiaries in the business, financial condition, assets, liabilities, net assets, properties, results of operations, or value of the Company and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of the Responsible Officer of the Company setting forth details of the occurrence referred to therein and (in the cases of clauses (a) through (e)) stating what action the Company proposes to take with respect thereto.

7.8 Environmental Laws. Except to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) Comply with, and take commercially reasonable steps to cause all tenants and subtenants, if any, to comply with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonable steps to cause all tenants and subtenants to obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

7.9 Interest Rate Protection. At the option of the Company, in consultation with the Administrative Agent, enter into Swap Agreements to provide that a portion of the Loans is subject to either a fixed interest rate or interest rate protection for a period to be determined by the Company in consultation with the Administrative Agent, which Swap Agreements (if entered into) shall have terms and conditions reasonably satisfactory to the Administrative Agent.

7.10 Additional Subsidiary Guarantors; Pledge of Stock of Additional Subsidiaries; Additional Collateral, etc. (a) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date (including as a result of the consummation of any Permitted Acquisition), promptly cause such Subsidiary, to become a party to the Guarantee and Collateral Agreement which shall be accompanied by such resolutions, incumbency certificates and legal opinions as are reasonably requested by the Administrative Agent and its counsel.

(b) (i) Pledge the capital stock, or other equity interests and intercompany indebtedness, owned by the Company or any of its Subsidiaries (other than a Foreign Subsidiary) that is created or acquired after the Closing Date pursuant to the Guarantee and Collateral Agreement (it being understood and agreed that, notwithstanding anything that may be to the contrary herein, this subsection 7.10(b) shall not require the Company or any of its Subsidiaries to pledge (x) more than 65% of the outstanding voting stock of any of its Foreign Subsidiaries or (y) any capital stock or other equity interests of a Foreign Subsidiary which is owned by a Foreign Subsidiary thereof and (ii) with regard to any property acquired by the Company or any Subsidiary Guarantor after the Closing Date (other than property described in paragraphs (b)(i) or (c)) (x) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property in accordance with the Guarantee and Collateral Agreement and (y) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(c) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $2,000,000 acquired after the Closing Date by the Company or any Subsidiary Guarantor (unless subject to a Lien permitted under subsections 8.3(f) or 8.3(h)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate, in each case, if available, and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

7.11 Broadcast License Subsidiaries. (a) The Company shall, unless the Company shall reasonably determine with the consent of the Administrative Agent (such consent not to be unreasonably withheld) that doing so would cause undue expense or effort for the Company, cause all FCC Licenses to be held at all times by one or more Broadcast License Subsidiaries.

(b) The Company shall ensure that each Broadcast License Subsidiary engages only in the business of holding FCC Licenses and rights and activities related thereto.

(c) The Company shall ensure that the property of each Broadcast License Subsidiary is not commingled with the property of the Company and any Subsidiary other than Broadcast License Subsidiaries or otherwise remains clearly identifiable.

(d) The Company shall ensure that no Broadcast License Subsidiary has any Indebtedness or other liabilities except under the guarantees and liabilities expressly permitted to be incurred in accordance with the definition of “Broadcast License Subsidiary”.

7.12 Account Control Agreements. As promptly as possible, and in any event within 45 days following the Closing Date (or such later date as is satisfactory to the Administrative Agent in its sole discretion), the Company and each other Credit Party shall execute and deliver to the Administrative Agent account control agreements with respect to deposit accounts of the Credit Parties containing at least 80% of the consolidated cash and Cash Equivalents of the Company pursuant to which a first priority perfected security interest shall be created in favor of the Administrative Agent in such deposit accounts and all amounts on deposit therein. Thereafter, the Company shall cause at least 80% of the cash and Cash Equivalents of the Company and its Subsidiaries to be held in deposit accounts which are subject to such control agreements. The Lenders and the Administrative Agent acknowledge that such account control agreements shall be on the form provided by the respective account holding bank and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

7.13 Ratings. The Company shall use commercially reasonable efforts to obtain a corporate family rating and a rating for the Loans from each of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Group as promptly as possible, and in any event within 30 days following the Closing Date.

SECTION 8. NEGATIVE COVENANTS.

From and after the Closing Date, the Company hereby agrees that it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly so long as any Loan or Note or L/C Obligation remains outstanding and unpaid, any amount remains available to be drawn under any Letter of Credit or any other amount is owing to any Lender, the Issuing Lender or the Administrative Agent hereunder:

8.1 Financial Condition Covenants. (a) Permit, as of the last day of any fiscal quarter of the Company, the Consolidated Total Leverage Ratio for the period of four consecutive fiscal quarters ended on such day to be more than the ratio set forth opposite such period below:

Period Ending	Ratio
September 30, 2010	5.25 to 1.0
December 31, 2010	5.25 to 1.0
March 31, 2011	5.25 to 1.0
June 30, 2011	4.75 to 1.0
September 30, 2011	4.25 to 1.0
December 31, 2011	4.25 to 1.0
March 31, 2012	4.25 to 1.0
June 30, 2012	4.25 to 1.0
September 30, 2012	4.25 to 1.0
December 31, 2012	3.75 to 1.0
March 31, 2013	3.75 to 1.0
June 30, 2013	3.75 to 1.0
September 30, 2013	3.75 to 1.0
December 31, 2013	3.50 to 1.0
March 31, 2014	3.50 to 1.0
June 30, 2014	3.50 to 1.0
September 30, 2014	3.50 to 1.0
December 31, 2014 and thereafter	3.00 to 1.0

(b) Permit, as of the last day of any fiscal quarter of the Company, the Consolidated Interest Coverage Ratio for the period of four consecutive fiscal quarters ended on such day to be less than the ratio set forth opposite such period below:

Period Ending	Ratio
September 30, 2010	1.75 to 1.0
December 31, 2010	1.75 to 1.0
March 31, 2011	1.75 to 1.0
June 30, 2011	1.75 to 1.0
September 30, 2011	2.00 to 1.0
December 31, 2011	2.00 to 1.0
March 31, 2012	2.00 to 1.0
June 30, 2012	2.00 to 1.0
September 30, 2012	2.00 to 1.0
December 31, 2012	2.25 to 1.0
March 31, 2013	2.25 to 1.0
June 30, 2013	2.25 to 1.0
September 30, 2013	2.25 to 1.0
December 31, 2013	2.50 to 1.0
March 31, 2014	2.50 to 1.0
June 30, 2014	2.50 to 1.0
September 30, 2014	2.50 to 1.0
December 31, 2014 and thereafter	3.00 to 1.0

8.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Company and its Subsidiaries in connection with the Letters of Credit and this Agreement;

(b) Indebtedness of (i) the Company to any Subsidiary and (ii) any Subsidiary to the Company or any other Subsidiary to the extent the Indebtedness referred to in this clause (b)(ii) evidences a loan or advance permitted under subsection 8.7;

(c) Indebtedness in respect of derivatives contracts permitted by subsection 8.11;

(d) Indebtedness consisting of reimbursement obligations under surety, indemnity, performance, release and appeal bonds and guarantees thereof and letters of credit required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or its Subsidiaries, in each case to the extent a Letter of Credit supports in whole or in part the obligations of the Company and its Subsidiaries with respect to such bonds, guarantees and letters of credit;

(e) other Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed $25,000,000 at any time; provided that (i) such Indebtedness has a final maturity after the Maturity Date, (ii) such Indebtedness contains terms that are no more restrictive than those set forth in this Agreement and (iii) at the time of the incurrence of such Indebtedness and after giving effect to the application of proceeds, the Consolidated Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such incurrence for which the financial statements required by subsections 7.1, determined after giving pro forma effect to such transaction and to any other event occurring after such period as to which pro forma recalculation is appropriate (including any other transaction described in subsections 8.6 and 8.7 occurring after such period) as if such incurrence had occurred as of the first day of such period, shall be equal to or less than the then applicable Consolidated Total Leverage Ratio level, pursuant to subsection 8.1(a). All pro forma calculations required to be made pursuant to this paragraph shall (x) include only those adjustments that are based on reasonably detailed written assumptions reasonably acceptable to the Administrative Agent and (y) be certified to by a Responsible Officer as having been prepared in good faith based upon reasonable assumptions;

(f) existing Indebtedness of the Company or any of its Subsidiaries listed on Schedule 8.2 hereto including any extension or renewals or refinancing thereof, provided the principal amount thereof is not increased;

(g) Permitted Acquisition Debt in an aggregate principal amount not to exceed $75,000,000 outstanding at any time;

(h) letters of credit of the Company and its Subsidiaries; provided that the sum of (i) aggregate face amount of such letters of credit and (ii) the L/C Exposure shall not exceed $15,000,000 outstanding at any time; and

(i) Indebtedness consisting of promissory notes issued by the Company and its Subsidiaries to current or former directors, officers, employees, members of management or consultants of such person (or their respective estate, heirs, family members, spouse or former spouse) to finance the repurchase of shares of the Company permitted by subsection 8.8.

8.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets, income or profits, whether now owned or hereafter acquired, except:

(a) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(b) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations which are not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP;

(c) pledges or deposits in connection with workmen’s compensation, unemployment insurance and other social security legislation;

(d) easements, right-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or do not interfere with or adversely affect in any material respect the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

(e) Liens in favor of the Lenders pursuant to the Credit Documents and bankers’ liens arising by operation of law;

(f) Liens on assets of entities or Persons which become Subsidiaries of the Company after the date hereof; provided that such Liens exist at the time such entities or Persons become Subsidiaries and are not created in anticipation thereof;

(g) Liens on documents of title and the property covered thereby securing Indebtedness in respect of the Letters of Credit which are Commercial L/Cs;

(h) Liens securing any Indebtedness permitted under subsection 8.2(e); provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall at no time exceed $25,000,000, and (ii) no such Liens shall encumber any capital stock or other equity interests of the Company or any of their Subsidiaries;

(i) existing Liens described in Schedule 8.3 and renewals thereof in amounts not to exceed the amounts listed on such Schedule 8.3;

(j) Liens securing arrangements permitted by the proviso contained in subsection 8.12;

(k) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, licenses, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(l) Liens securing Indebtedness owing to the Company or any Subsidiary Guarantor under subsection 8.2(b)(ii);

(m) Liens securing Permitted Acquisition Debt; and

(n) Liens in respect of the L/C Cash Collateral and any cash collateral provided to secure letters of credit permitted by subsection 8.2(h).

8.4 Limitation on Contingent Obligations. Create, incur, assume or suffer to exist any Contingent Obligation except:

(a) guarantees of obligations to third parties made in the ordinary course of business in connection with relocation of employees of the Company or any of its Subsidiaries;

(b) guarantees by the Company and its Subsidiaries incurred in the ordinary course of business for an aggregate amount not to exceed $10,000,000 at any one time;

(c) existing Contingent Obligations described in Schedule 8.4 including any extensions or renewals thereof;

(d) Contingent Obligations in respect of derivatives contracts permitted by subsection 8.11;

(e) Contingent Obligations pursuant to the Guarantee and Collateral Agreement; and

(f) guarantees by the Company of (i) Indebtedness of its Subsidiaries permitted under subsection 8.2(e) and (ii) other obligations of Subsidiaries not prohibited hereunder.

8.5 Prohibition of Fundamental Changes. Enter into any transaction of acquisition of, or merger or consolidation or amalgamation with, any other Person (including any Subsidiary or Affiliate of the Company or any of its Subsidiaries), or transfer all or substantially all of its assets to any Foreign Subsidiary, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or engage in any type of business other than of the same general type now conducted by it and businesses related, incidental or complementary thereto, except for (a) the transactions otherwise permitted pursuant to subsections 8.6 and 8.7; provided that the Company may not merge, consolidate or amalgamate with any Person and (b) the liquidation or dissolution of any Subsidiary of the Company if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders.

8.6 Prohibition on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired except:

(a) for the sale or other disposition of any tangible personal property that, in the reasonable judgment of the Company, has become uneconomic, obsolete or worn out, and which is disposed of in the ordinary course of business;

(b) for sales of inventory made in the ordinary course of business;

(c) any Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a wholly-owned Domestic Subsidiary of the Company (including by way of merging such Subsidiary into another wholly-owned Domestic Subsidiary or the Company) or make any investment permitted by subsection 8.7, and any Subsidiary of the Company may sell or otherwise dispose of, or part with control of any or all of, the stock of any Subsidiary to a wholly-owned Domestic Subsidiary of the Company or to any other Subsidiary to the extent such transfer constitutes an investment permitted by subsection 8.7; provided that in either case such transfer shall not cause such wholly-owned Domestic Subsidiary to become a Foreign Subsidiary and provided further that no such transaction may be effected if it would result in the transfer of any assets of, or any stock of, a Subsidiary to another Subsidiary whose capital stock has not been pledged to the Administrative Agent or which has pledged a lesser percentage of its capital stock to the Administrative Agent than was pledged by the transferor Subsidiary unless, in any such case, after giving effect to such transaction, the stock of such other Subsidiary is not required to be pledged under the definition of Guarantee and Collateral Agreement or under subsection 7.10(b);

(d) any Foreign Subsidiary of the Company may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or by merger, consolidation, transfer of assets, or otherwise) to the Company or a wholly-owned Subsidiary of the Company and any Foreign Subsidiary of the Company may sell or otherwise dispose of, or part control of any or all of, the capital stock of, or other equity interests in, any Foreign Subsidiary of the Company to a wholly-owned Subsidiary of the Company; provided that in either case such transfer shall not cause a Domestic Subsidiary to become a Foreign Subsidiary;

(e) for the sale or other disposition by the Company or any of its Subsidiaries of other assets consummated after the Closing Date, provided that (i) such sale or other disposition shall be made for fair value on an arm’s-length basis, (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents, (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with the provisions of subsection 4.4 and (iv) the fair market value of all assets disposed of in reliance on this clause (e) after the Closing Date shall not exceed $75,000,000 in the aggregate in any fiscal year of the Company;

(f) for the sale or other disposition by the Company or any of its Subsidiaries (or a divestiture trust in which such assets are held) after the Closing Date of Stations (and related assets) listed on Schedule 8.16 held in trust pursuant to rule, regulation or order of the Federal Communications Commission to the extent such sale or other disposition is required by applicable law or rule, regulation or order of the Federal Communications Commission, provided that (i) any such sale or other disposition shall be made for fair value on an arms’ length basis, (ii) if the consideration for such sale or other disposition exceeds $15,000,000, the consideration for such sale or other disposition consists of at least 75% in cash and Cash Equivalents, and (iii) the Net Proceeds from such sale or other disposition shall be applied in accordance with subsection 4.4;

(g) dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof;

(h) leases, subleases, or sublicenses of property, and dispositions of intellectual property in the ordinary course of business, in each case that do not materially interfere with the business of the Company and its Subsidiaries, and dispositions of intellectual property under a research or development agreement in which the other party receives a license to intellectual property that results from such agreement;

(i) transfers of property subject to any casualty event, including any condemnation, taking or similar event and any destruction, damage or any other casualty loss;

(j) dispositions in the ordinary course of business consisting of the abandonment of intellectual property which, in the reasonable good faith determination of the Company or any of its Subsidiaries, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business;

(k) sales of immaterial non-core assets acquired in connection with a Permitted Acquisition which are not used in the business of the Credit Parties, provided that the aggregate amount of non-core asset sales permitted under this clause (k) shall not exceed $5,000,000 in any fiscal year.

(l) any disposition of real property to a Governmental Authority as a result of a condemnation of such real property;

(m) exclusive or non-exclusive licenses or similar agreements in respect of intellectual property;

(n) forgiveness of any loans or advances made pursuant to subsection 8.7(f);

(o) any disposition, assignment or writedown of the Gleiser Note;

(p) sales, transfers and other dispositions of assets to the extent such assets are exchanged substantially simultaneously for replacement assets, provided that (i) no cash consideration is given by the Company or its Subsidiaries and (ii) after giving effect to such asset swap, the Consolidated Total Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such asset swap had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to such asset swap, shall not exceed the Consolidated Total Leverage Ratio immediately prior to giving effect to such asset swap (calculated on a pro forma basis in the same manner, but without giving effect to such asset swap) (each such asset swap, a “Permitted Asset Swap”); and

(q) other asset swaps which are not Permitted Asset Swaps; provided that (i) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) the aggregate amount of acquisitions made pursuant to subsection 8.7(k) and asset swaps under this clause (q) shall not exceed an amount equal to (x) $40,000,000 plus (y) Cumulative Retained Excess Cash Flow to the extent not used to finance Restricted Payments pursuant to subsection 8.8(b), (iii) the aggregate amount of cash and Cash Equivalents of the Company, after giving pro forma effect to such asset swap, shall not be less than $25,000,000, (iv) after giving effect to such asset swap, the Consolidated Total Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such asset swap had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such asset swap, shall be at least 0.50x lower than the Consolidated Total Leverage Ratio level applicable under subsection 8.1(a) for such date and (v) the Company has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (iv) above, together with all relevant financial information for the assets to be acquired.

8.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of, or any assets constituting a business unit of, or make or maintain any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) (i) loans or advances in respect of intercompany accounts attributable to the operation of the Company’s cash management system and (ii) loans or advances by the Company or any of its Subsidiaries to a Subsidiary Guarantor (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor);

(b) Investments in Subsidiaries of the Company that are not Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) and that do not directly or indirectly own any interest in, or operate or manage, a Station; provided that at all times the aggregate amount of all such Investments shall not exceed $20,000,000;

(c) Investments, not otherwise described in this subsection 8.7, in Subsidiary Guarantors (or a Subsidiary that would be a Subsidiary Guarantor but for the lapse of time until such Subsidiary is required to be a Subsidiary Guarantor) that otherwise are not prohibited under the terms of this Agreement;

(d) any Subsidiary of the Company may make Investments in the Company (by way of capital contribution or otherwise);

(e) the Company and its Subsidiaries may invest in, acquire and hold (i) Cash Equivalents and cash and (ii) other cash equivalents invested in or held with any financial institutions to the extent such amounts under this clause (ii) do not exceed $1,000,000 per individual institution and $5,000,000 in the aggregate at any one time;

(f) the Company or any of its Subsidiaries may make travel and entertainment advances and relocation loans in the ordinary course of business to officers, employees and agents of the Company or any such Subsidiary;

(g) the Company or any of its Subsidiaries may make payroll advances in the ordinary course of business;

(h) the Company or any of its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (provided that nothing in this clause shall prevent the Company or any Subsidiary from offering such concessionary trade terms, or from receiving such investments or any other investments in connection with the bankruptcy or reorganization of their respective suppliers or customers or the settlement of disputes with such customers or suppliers arising in the ordinary course of business, as management deems reasonable in the circumstances);

(i) the Company and its Subsidiaries may make Investments in connection with asset sales permitted by subsection 8.6 or to which the Required Lenders consent;

(j) existing Investments of the Company described in Schedule 8.7;

(k) the Company and its Subsidiaries may make non-hostile acquisitions (by merger, purchase, lease (including any lease that contains up-front payments and/or buyout options) or otherwise) of any business, division or line of business or at least 80% of the outstanding capital stock or other equity interests of any corporation or other entity, as long as (i) the acquisition or investment is in a similar, complementary or incidental line of business as conducted by the Company and its Subsidiaries on the Closing Date, (ii) immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) the aggregate amount of asset swaps made pursuant to subsection 8.6(q) and acquisitions under this clause (k) shall not exceed an amount equal to (x) $40,000,000 plus (y) Cumulative Retained Excess Cash Flow to the extent not used to finance Restricted Payments pursuant to subsection 8.8(b), (iv) the aggregate amount of cash and Cash Equivalents of the Company, after giving pro forma effect to the acquisition, shall not be less than $25,000,000, (v) after giving effect to such acquisition, the Consolidated Total Leverage Ratio, recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available as if such acquisition had occurred on the first day of such period for purposes of calculating Consolidated EBITDA and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such acquisition, shall be at least 0.50x lower than the Consolidated Total Leverage Ratio level applicable under subsection 8.1(a) for such date and (vi) the Company has delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (i) through (v) above, together with all relevant financial information for the Person or assets to be acquired (any acquisition satisfying clauses (i) through (vi), a “Permitted Acquisition”)

(l) the Company and its Subsidiaries may make loans or advances to, or acquisitions or other Investments in, other Persons (exclusive of Persons which are, or become, Foreign Subsidiaries) that constitute or are in connection with joint ventures, provided the consideration paid by the Company or any of its Subsidiaries in all such transactions after the Closing Date (net, in the case of Investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date), does not exceed in the aggregate $5,000,000;

(m) the Company and its Subsidiaries may make loans or advances to, or other Investments in, or otherwise transfer funds (including without limitation by way of repayment of loans or advances) to, Foreign Subsidiaries (including new Foreign Subsidiaries); provided that the consideration paid by the Company or any of its Subsidiaries in all transactions after the Closing Date (net, in the case of loans, advances, investments and other transfers, of any repayments or return of capital in respect thereof actually received in cash by the Company or its Subsidiaries (net of applicable taxes) after the Closing Date) does not exceed in the aggregate $5,000,000;

(n) the Company or any of its Subsidiaries may acquire obligations of one or more directors, officers, employees, members or management or consultants of any of the Company or its Subsidiaries in connection with such person’s acquisition of shares of the Company, so long as no cash is actually advanced by the Company or any of its Subsidiaries to such persons in connection with the acquisition of any such obligations;

(o) the Company and its Subsidiaries may acquire assets with the Net Proceeds from Asset Sales in accordance with the reinvestment rights provided under subsection 4.4(c); and

(p) the Company and its Subsidiaries may acquire assets under a Permitted Asset Swap or an asset swap permitted by subsection 8.6(q).

8.8 Limitation on Dividends. Declare any dividends on any shares of any class of stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries (all of the foregoing being referred to herein as “Restricted Payments”); except that:

(a) Subsidiaries may pay dividends directly or indirectly to the Company or to Domestic Subsidiaries which are directly or indirectly wholly-owned by the Company, and Foreign Subsidiaries may pay dividends directly or indirectly to Foreign Subsidiaries which are directly or indirectly wholly-owned by the Company;

(b) so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) the Company is in pro forma compliance with the applicable Consolidated Total Leverage Ratio as of the most recently completed period of four consecutive fiscal quarters ending prior to such Restricted Payment for which the financial statements and certificates required by subsections 7.1 and 7.2 have been delivered, determined after giving pro forma effect to such Restricted Payment as if such Restricted Payment had occurred as of the first day of such period, and using Consolidated Total Indebtedness as of the date of, and after giving effect to, such Restricted Payment, the Company may pay dividends and repurchase shares of any class of capital stock in an aggregate amount not to exceed the sum of (x) $25,000,000 plus (y) Cumulative Retained Excess Cash Flow to the extent not used to finance a Permitted Acquisition or asset swap pursuant to subsection 8.6(q);

(c) so long as no Default or Event of Default then exists or would result therefrom, the Company may purchase its common stock or common stock options from former officers or employees of the Company or any of its Subsidiaries upon the death, disability or termination of employment of such officer or employee, provided, that the amount of payments under this clause (c) after the Closing Date shall not exceed $5,000,000 in the aggregate in any fiscal year of the Company; and

(d) so long as no Default or Event of Default then exists or would result therefrom , the Company may make payments and/or net shares under employee benefit plans to settle option price payments owed by employees and directors with respect thereto, make payments in respect of or purchase restricted stock units and similar stock based awards thereunder and to settle employees’ and directors’ federal, state and income tax liabilities (if any) related thereto, provided that the aggregate amount of payments made by the Company after the Closing Date shall not exceed $5,000,000 in any fiscal year.

8.9 Capital Expenditures. Make or commit to make any Capital Expenditure, except Capital Expenditures of the Company and its Subsidiaries in the ordinary course of business not exceeding $25,000,000 during any fiscal year; provided, that (a) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made pursuant to this subsection during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above.

8.10 Transactions with Affiliates. Enter into after the date hereof any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than the Company or any Subsidiary) except (a) for transactions which are otherwise permitted under this Agreement and which are upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a hypothetical comparable arm’s length transaction with a Person not an Affiliate, or (b) as permitted under subsection 8.2(b), subsection 8.3(l), subsections 8.4(a) and (f), subsection 8.6(c), subsection 8.7(c) and (d) and subsection 8.8 or (c) as set forth on Schedule 8.10.

8.11 Derivative Contracts. Enter into any foreign currency exchange contracts, interest rate swap arrangements or other derivative contracts or transactions, other than such contracts, arrangements or transactions entered into in the ordinary course of business for the purpose of hedging (a) any asset or obligation of the Company or any of its Subsidiaries with respect to their operations outside of the United States, (b) the interest rate exposure of the Company or any of its Subsidiaries (including without limitation pursuant to subsection 7.9), and (c) the purchase requirements of the Company or any of its Subsidiaries with respect to raw materials and inventory.

8.12 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, provided that the Company or any of its Subsidiaries may enter into such arrangements covering property with an aggregate fair market value not exceeding $10,000,000.

8.13 Fiscal Year. Permit the fiscal year for financial reporting purposes of the Company to end on a day other than December 31, unless the Company shall have given at least 45 days prior written notice to the Administrative Agent.

8.14 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Company or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Credit Documents to which it is a party other than (a) this Agreement and the other Credit Documents, (b) any agreements governing any secured Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) but excluding any Permitted Acquisition Debt, (c) an agreement prohibiting only the creation of Liens securing Subordinated Indebtedness, (d) pursuant to applicable law, (e) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be), (f) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale or sale-leaseback of any property permitted under this Agreement, (g) documents, agreements or constituent documents governing joint ventures, (h) any agreement in effect at the time a Subsidiary becomes a Subsidiary of the Company or any of its Subsidiaries as long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Company, (i) agreements permitted under subsection 8.12, and (j) customary non-assignment provisions in contracts entered into in the ordinary course of business.

8.15 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Company to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Company or any other Subsidiary of the Company, (b) make loans or advances to, or other Investments in, the Company or any other Subsidiary of the Company or (c) transfer any of its assets to the Company or any other Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Credit Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or all or substantially all of the assets of such Subsidiary, (iii) applicable law, (iv) restrictions in effect on the date of this Agreement contained in the agreements governing the Indebtedness in effect on the Closing Date and in any agreements governing any refinancing thereof if such restrictions are no more restrictive than those contained in the agreements as in effect on the date of this Agreement governing the Indebtedness being renewed, extended or refinanced, (v) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Company or any of its Subsidiaries, in each case entered into in the ordinary course of business, (vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business, (vii) Liens permitted under subsection 8.3 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens; (viii) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any capital stock or Indebtedness incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Company and outstanding on such date as long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Company, (ix) any customary restriction on cash or other deposits imposed under agreements entered into in the ordinary course of business or net worth provisions in leases and other agreements entered into in the ordinary course of business, (x) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and (xi) restrictions on deposits imposed under contracts entered into in the ordinary course of business.

8.16 Management of Stations. Permit the management of any Station owned by the Company or any of its Subsidiaries to be managed by a Person other than an employee of the Company or its Subsidiaries other than (a) pursuant to arrangements under any Local Marketing Agreement with respect to a Station set forth on the attached Schedule 8.16, (b) any Station listed on Schedule 8.16 held in trust pursuant to rule, regulation or order of the Federal Communications Commission), (c) any Station for which an asset purchase agreement for a sale to a third party has been executed, which sale is reasonably expected to close within nine months from execution of such asset purchase agreement (provided that the management by any third party shall be discontinued if the asset purchase agreement is terminated or the sale is otherwise abandoned by either party), and (d) Stations generating, in the aggregate, less than 5% of Consolidated EBITDA for the immediately preceding fiscal year of the Company.

8.17 Programming; Advertisements; FCC Licenses. (a) Cause the sale of or disposition of all or substantially all of the Stations’ programming or advertising to, or provision by, any Person other than an employee of the Company or its Subsidiaries and (b) cause any of the FCC Licenses to be held at any time by any Person other than the Company or any of its wholly-owned Domestic Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect on the Company (with an exception for those Stations held in trust pursuant to rule, regulation or order of the Federal Communications Commission).

SECTION 9. EVENTS OF DEFAULT.

Upon the occurrence of any of the following events:

(a) The Company shall fail to (i) pay any principal of any Loan, L/C Obligation or Note when due in accordance with the terms hereof or thereof or (ii) pay any interest on any Loan, L/C Obligation or any other amount payable hereunder within five days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Credit Party in any Credit Document or which is contained in any certificate, guarantee, document or financial or other statement furnished under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Credit Party shall default in the observance or performance of any agreement contained in subsection 7.7(a), subsection 7.12 or Section 8 of this Agreement; or

(d) Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document, and such default shall continue unremedied for a period of 30 days; or

(e) The Company or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Loans, the L/C Obligations and any intercompany debt) or in the payment of any Contingent Obligation (other than in respect of the Loans. the L/C Obligations or any intercompany debt), beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, any applicable grace period having expired, or such Contingent Obligation to become payable, any applicable grace period having expired, provided that the aggregate principal amount of all such Indebtedness and Contingent Obligations which would then become due or payable as described in this Section 9(e) would equal or exceed $35,000,000; or

(f) (i) the Company or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Company or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) a Reportable Event shall have occurred; (ii) any Plan that is intended to be qualified shall lose its qualification; (iii) a non-exempt Prohibited Transaction shall have occurred with respect to any Plan; (iv) any Credit Party shall have failed to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan or a required contribution to a Multiemployer Plan, whether or not waived; (v) a determination shall have been made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) any Credit Party shall have incurred any liability under Title IV of ERISA with respect to the termination of any Single Employer Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Single Employer Plan; (vii) a Credit Party shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such Credit Party does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner; or (viii) any Credit Party shall have received from the sponsor of a Multiemployer Plan a determination that such Multiemployer Plan is, or is expected to be, Insolvent, in Reorganization, or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions if any, would result in a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $35,000,000 or more to the extent that all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within the time required by the terms of such judgment; or

(i) Except as contemplated by this Agreement or as provided in subsection 11.1, the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Credit Party shall so assert in writing; or

(j) Except as contemplated by this Agreement or as provided in subsection 11.1, any Grantor (as defined in the Guarantee and Collateral Agreement) shall breach any covenant or agreement contained in the Guarantee and Collateral Agreement with the effect that the Guarantee and Collateral Agreement shall cease to be in full force and effect or the Lien granted thereby shall cease to be a first priority Lien or any Credit Party shall assert in writing that the Guarantee and Collateral Agreement is no longer in full force and or effect or the Lien granted thereby is no longer a first priority Lien; or

(k) a Change in Control shall occur; or

(l) the loss, suspension, amendment, termination or cancellation of one or more FCC Licenses which would reasonably be expected to have a Material Adverse Effect;

then, and in any such event, (a) if such event is an Event of Default with respect to the Company specified in clause (i) or (ii) of paragraph (f) above, automatically (i) the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Loans shall immediately become due and payable, and (ii) all obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, shall become immediately due and payable and (b) if such event is any other Event of Default, so long as any such Event of Default shall be continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice of default to the Company (A) declare all or a portion of the Loans of all Lenders hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and such Loans to be due and payable forthwith, whereupon the same shall immediately become due and payable, and (B) declare all or a portion of the obligations of the Company in respect of the Letters of Credit, although contingent and unmatured, to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or demand that the Company discharge any or all of the obligations supported by the Letters of Credit by paying or prepaying any amount due or to become due in respect of such obligations. All payments under this Section 9 on account of undrawn Letters of Credit shall be drawn by the Administrative Agent from the L/C Cash Collateral Account as drafts are presented under the Letters of Credit, with the balance, if any, to be applied otherwise in accordance with subsection 3.1. Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10. THE ADMINISTRATIVE AGENT AND THE ISSUING LENDER

10.1 Appointment. Each Lender hereby irrevocably designates and appoints JPMCB as the Administrative Agent under this Agreement and irrevocably authorizes JPMCB as Administrative Agent for such Lender to take such action on its behalf under the provisions of the Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Credit Documents or otherwise exist against the Administrative Agent.

10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and each of the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, the Administrative Agent may appoint any of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Company and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, except as otherwise provided in subsection 10.3.

10.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in the Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Credit Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of the Credit Documents or for any failure of any Credit Party to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, any Credit Document, or to inspect the properties, books or records of any Credit Party.

10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Credit Document in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that (i) the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to liability or that is contrary to this Agreement or applicable law and (ii) unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Credit Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and made its own decision to make its Loans hereunder and participate in the Letters of Credit and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, financial condition, assets, liabilities, net assets, properties, results of operations, value, prospects and other condition or creditworthiness of the Credit Parties which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact, Affiliates or Subsidiaries.

10.7 Indemnification. The Lenders severally agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably (determined at the time such indemnity is sought) according to the respective amounts of their respective Loans (or, to the extent such Loans have been terminated, according to the respective outstanding principal amounts of the Loans and obligations, whether as Issuing Lender or a Participating Lender, with respect to Letters of Credit), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Credit Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. The agreements contained in this subsection 10.7 shall survive the payment of the Notes and all other amounts payable hereunder.

10.8 Administrative Agent in its Individual Capacity. The Administrative Agent and its Affiliates and Subsidiaries may make loans to, accept deposits from and generally engage in any kind of business with the Credit Parties as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it, any Note issued to it and any Letter of Credit issued by or participated in by it, the Administrative Agent shall have the same rights and powers, duties and liabilities under the Credit Documents as any Lender and may exercise the same as though it were not Administrative Agent and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacities.

10.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under the Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall (unless an Event of Default under paragraph (a) or paragraph (f) of Section 9 shall have occurred and be continuing) be approved by the Company (which approval shall not be unreasonably withheld) whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Documents.

10.10 Issuing Lender as Issuer of Letters of Credit. Each Lender hereby acknowledges that the provisions of this Section 10 shall apply to the Issuing Lender, in its capacity as issuer of any Letter of Credit, in the same manner as such provisions are expressly stated to apply to the Administrative Agent.

SECTION 11. MISCELLANEOUS

11.1 Amendments and Waivers. No Credit Document nor any terms thereof may be amended, supplemented, waived or modified except in accordance with the provisions of this subsection 11.1. With the written consent of the Required Lenders, the Administrative Agent and the respective Credit Parties may, from time to time, enter into written amendments, supplements or modifications to any Credit Document for the purpose of adding any provisions to such Credit Document to which they are parties or changing in any manner the rights of the Lenders or of any such Credit Party or any other Person thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of any such Credit Document or any Default or Event of Default and its consequences; provided, however, that:

(a) no such waiver and no such amendment, supplement or modification shall (i) directly or indirectly release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement or (ii) reduce any percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders, except in either case as otherwise provided herein or in any other Credit Document.

(b) no such waiver and no such amendment, supplement or modification shall (i) extend the scheduled maturity of any Loan or scheduled installment of any Loan or reduce any scheduled installment of any Loan, or reduce the rate (provided that only the consent of the Required Lenders shall be necessary to amend the default rate provided in subsection 4.5(c) or to waive any obligation of the Company to pay interest at such default rate) or extend the time of payment of interest thereon, or change the method of calculating interest thereon, or reduce the amount or extend the time of payment of any fee payable to the Lenders hereunder, or reduce the principal amount thereof, or increase the amount of any Loan of any Lender without the consent of each Lender directly and adversely affected thereby, (ii) increase the amount of any Lender’s reimbursement obligations under subsection 3.3, or (iii) amend, modify or waive any provision of this subsection 11.1 or consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, in each case, without the written consent of each Lender directly and adversely affected thereby;

(c) no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of Section 10 without the written consent of the then Issuing Lender and the Administrative Agent; and

(d) any such waiver and any such amendment, supplement or modification described in this subsection 11.1 shall apply equally to each of the Lenders and shall be binding upon each Credit Party, the Lenders, the Administrative Agent and all future holders of the Loans. No waiver, amendment, supplement or modification of any Letter of Credit shall extend the expiry date thereof without the written consent of the L/C Participating Lenders. In the case of any waiver, the Company, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand on a Business Day, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when sent on a Business Day, confirmation of receipt received, addressed as follows in the case of each Credit Party and the Administrative Agent, and as set forth on its signature page hereto in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Company:	Citadel Broadcasting Corporation City Center West 7201 West Lake Mead Boulevard
Suite 400 Las Vegas, Nevada 89128 Attention: Randy L. Taylor,
Chief Financial Officer and Jacqueline Orr,
General Counsel
Telecopy: (702) 804-8292

In the case of the Company,
with a copy to:	Kirkland & Ellis LLP
601 Lexington Avenue New York, New York 10022
Attention: Jason Kanner Telecopy: (212) 446-4900

The Administrative Agent:	JPMorgan Chase Bank, N.A. Loan and Agency Services Group 1111 Fannin Street
10th Floor Houston, Texas 77002 Attention: Jide Williams
Telecopy: (713) 427-6530

With copies to:	JPMorgan Chase Bank, N.A. 270 Park Avenue, 4th Floor New York, New York 10017
Attention: Stephanie Parker Telecopy: (212) 622-4545

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsections 4.2, 4.3, and 4.4 shall not be effective until received and provided, further that the failure to provide the copies of notices to the Company provided for in this subsection 11.2 shall not result in any liability to the Administrative Agent or any Lender.

11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Letters of Credit and the Loans.

11.5 Payment of Expenses and Taxes. The Company agrees:

(a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of the Credit Documents and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent (which shall be one counsel, FCC counsel and one local counsel in any relevant jurisdiction and expenses attributable to processing primary assignments);

(b) to pay or reimburse the Lenders and the Administrative Agent for all their out-of-pocket costs and expenses incurred in connection with, and to pay, indemnify, and hold the Administrative Agent and the Lenders harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever arising out of or in connection with, the enforcement or preservation of any rights under any Credit Document and any such other documents or any workout or restructuring of the Credit Documents, including, without limitation, fees, disbursements and other charges of counsel to the Administrative Agent and the Lenders incurred in connection with the foregoing and in connection with advising the Administrative Agent with respect to its rights and responsibilities under this Agreement and the documentation relating thereto.

(c) to pay, indemnify, and to hold the Administrative Agent and each Lender harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying similar fees, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Credit Document and any such other documents; and

(d) to pay, indemnify, and hold the Administrative Agent and each Lender and their respective officers, directors, employees and agents harmless from and against any and all other liabilities, obligations, losses, damages (including punitive damages), penalties, fines, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, reasonable experts’ and consultants’ fees and reasonable fees and disbursements of counsel and third party claims for personal injury or real or personal property damage) which may be incurred by or asserted against the Administrative Agent or any Lender (x) arising out of or in connection with any investigation, litigation or proceeding related to this Agreement, the other Credit Documents, the Loans, or any of the other transactions contemplated hereby or thereby, whether or not the Administrative Agent or any of the Lenders is a party thereto, (y) with respect to any environmental matters, any environmental compliance expenses and remediation expenses in connection with the presence, suspected presence, release or suspected release of any Materials of Environmental Concern in or into the air, soil, groundwater, surface water or improvements at, on, about, under, or within the Properties, or any portion thereof, or elsewhere in connection with the transportation of Materials of Environmental Concern to or from the Properties, in each case to the extent required under Environmental Laws, or (z) without limiting the generality of the foregoing, by reason of or in connection with the execution and delivery or transfer of, or payment or failure to make payments under, Letters of Credit (it being agreed that nothing in this subsection 11.5(d)(z) is intended to limit the Company’s obligations pursuant to subsection 3.3);

(all the foregoing, collectively, the “indemnified liabilities”), provided that the Company shall have no obligation hereunder with respect to indemnified liabilities of each of the Administrative Agent or any Lender or any of their respective officers, directors, employees or agents to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person. The agreements in this subsection 11.5 shall survive repayment of the Loans and all other amounts payable hereunder.

11.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Agreement shall be binding upon and inure to the benefit of the Company, the Lenders and the Administrative Agent, all future holders of the Loans, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions or Lender Affiliates (“Participants”) participating interests in any Loan owing to such Lender, any participating interest of such Lender in the Letters of Credit, any Note held by such Lender, or any other interest of such Lender hereunder and under the other Credit Documents. Notwithstanding anything to the contrary in the immediately preceding sentence, each Lender shall have the right to sell one or more participations in all or any part of its Loans or any other Obligation to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the foregoing requirements. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Credit Documents and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Credit Documents. The Company agrees that if amounts outstanding under this Agreement and the Loans are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Loan to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Loan; provided that such Participant shall only be entitled to such right of setoff if it shall have agreed in the agreement pursuant to which it shall have acquired its participating interest to share with the Lenders the proceeds thereof, as provided in subsection 11.7. The Company also agrees that each Participant shall be entitled to the benefits of, and shall be subject to the limitations of, subsections 4.9, 4.16, 4.17, 4.18 and 4.19 with respect to its participation in the Letters of Credit and the Loans outstanding from time to time; provided that no Participant shall be entitled to receive (i) any greater amount pursuant to such subsections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred or (ii) the benefits of subsection 4.19 unless such Participant complies with subsections 4.19(e), 4.19(f) and 4.19(g)as if it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Company, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender, each Credit Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c) Any Lender may, in the ordinary course of its business and in accordance with applicable law, with the prior written consent of the Administrative Agent and the Issuing Lenders (which in each case shall not be unreasonably withheld or delayed), at any time sell to any Lender or any Affiliate or Lender Affiliate thereof (including any Affiliate or Subsidiary of such transferor Lender) and, with the prior written consent of the Company, the Issuing Lenders and the Administrative Agent (which in each case shall not be unreasonably withheld or delayed), sell to one or more additional banks or financial institutions (an “Assignee”), all or any part of its rights and obligations under this Agreement, the Notes and the other Credit Documents and, with respect to the Letters of Credit, such Lender’s L/C Participating Interest, pursuant to an Assignment and Assumption executed by such Assignee, such assigning Lender (and by the Company and the Administrative Agent to the extent their consent is required), and delivered to the Administrative Agent for its acceptance and recording in the Register (as defined below); provided that (A) each such sale pursuant to this subsection 11.6(b) of less than all of a Lender’s rights and Obligations (I) to a Person which is not then a Lender or an Affiliate or Lender Affiliate of a Lender shall be of Loans of $1,000,000 or more and (II) to a Person which is then a Lender or an Affiliate or Lender Affiliate of a Lender may be in any amount, (B) in the event of a sale of less than all of such rights and obligations, such Lender after such sale shall retain Loans (without duplication) aggregating at least $1,000,000 and (C) each Assignee which is a Non-U.S. Lender shall comply with the provisions of subsection 4.19 hereof; provided, further that the foregoing shall not prohibit a Lender from selling participating interests in accordance with subsection 11.6(a) in all or any portion of its Loans (without duplication). For purposes of clauses (A) and (B) of the first proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder with the Loans as set forth therein, and (y) the assigning Lender thereunder shall, to the extent of the interest transferred, as reflected in such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Assignee and the resulting adjustment of Relevant Percentages arising from the purchase by such Assignee of all or a portion of the rights and obligations of such assigning Lender under this Agreement. Notwithstanding anything herein to the contrary (and to the extent permitted by law), after the occurrence of any Event of Default, any Lender may sell all or any part of its rights and obligations under this Agreement without the consent of the Company.

(d) The Administrative Agent acting on behalf of and as agent for the Company, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Assumption delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the principal amount of any Loans and/or the L/C Participating Interests owing to each Lender. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans or L/C Participating Interests recorded therein for all purposes of this Agreement, notwithstanding any notice to the contrary. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. No assignment shall be effective for purposes of this agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Upon its receipt of an Assignment and Assumption executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an Affiliate thereof, by the Company and the Administrative Agent), together with payment to the Administrative Agent of a registration and processing fee of $3,500 if the Assignee is not a Lender or an Affiliate or Lender Affiliate thereof prior to the execution of such Assignment and Assumption, and no such fee otherwise, the Administrative Agent shall (i) promptly accept such Assignment and Assumption and (ii) on the effective date determined pursuant thereto, record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Company. The Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(f) The Company authorizes each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee or to any pledgee referred to in subsection 11.6(g) or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by confidentiality provisions at least as restrictive as those of subsection 11.14) any and all financial information in such Lender’s possession concerning the Company and its Subsidiaries which has been delivered to such Lender by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company in connection with such Lender’s credit evaluation of the Company and its Subsidiaries and Affiliates prior to becoming a party to this Agreement.

(g) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment (i) by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law and (ii) by a Lender Affiliate which is a fund to its trustee in support of its obligations to its trustee; provided that any transfer of Loans or Notes upon, or in lieu of, enforcement of or the exercise of remedies under any such pledge shall be treated as an assignment thereof which shall not be made without compliance with the requirements of this subsection 11.6.

(h) The Company, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (g) above.

11.7 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of any of its Loans or L/C Participating Interests, as the case may be, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 9, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender, if any, in respect of such other Lender’s L/C Participating Interests or Loans, as the case may be, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s L/C Participating Interests or Loans, as the case may be, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Lender so purchasing a portion of another Lender’s Loans and/or L/C Participating Interests may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. The Administrative Agent shall promptly give the Company notice of any set-off, provided that the failure to give such notice shall not affect the validity of such set-off.

(b) Upon the occurrence of an Event of Default specified in Section 9(a) or Section 9(f), the Administrative Agent and each Lender are hereby irrevocably authorized at any time and from time to time without notice to the Company, any such notice being hereby waived by the Company, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender or any of their respective Affiliates to or for the credit or the account of the Company or any part thereof in such amounts as the Administrative Agent or such Lender may elect, on account of the liabilities of the Company hereunder and under the other Credit Documents and claims of every nature and description of the Administrative Agent or such Lender against the Company in any currency, whether arising hereunder, or otherwise, under any other Credit Document as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or such Lender has made any demand for payment and although such liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify the Company promptly of any such setoff made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Administrative Agent or such Lender may have.

11.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent. This Agreement shall become effective with respect to the Company, the Administrative Agent and the Lenders when the Administrative Agent shall have received copies of this Agreement executed by the Company and the Lenders, or, in the case of any Lender, shall have received telephonic confirmation from such Lender stating that such Lender has executed counterparts of this Agreement or the signature pages hereto and sent the same to the Administrative Agent.

11.9 Integration. This Agreement and the other Credit Documents represent the entire agreement of the Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents.

11.10 GOVERNING LAW; NO THIRD PARTY RIGHTS. THIS AGREEMENT AND THE LOANS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE LOANS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THIS AGREEMENT IS SOLELY FOR THE BENEFIT OF THE PARTIES HERETO AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, AND, EXCEPT AS SET FORTH IN SUBSECTION 11.6, NO OTHER PERSONS SHALL HAVE ANY RIGHT, BENEFIT, PRIORITY OR INTEREST UNDER, OR BECAUSE OF THE EXISTENCE OF, THIS AGREEMENT.

11.11 SUBMISSION TO JURISDICTION; WAIVERS. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(i) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(ii) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(iii) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SUBSECTION 11.2 OR AT SUCH OTHER ADDRESS OF WHICH THE ADMINISTRATIVE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(iv) AGREES THAT NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION;

(v) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(vi) EACH PARTY HERETO UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN PARAGRAPH (a) ABOVE.

11.12 Acknowledgements. The Company hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) none of the Administrative Agent or any Lender has any fiduciary relationship to any Credit Party, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor; and

(c) no joint venture exists among the Lenders or among any Credit Parties and the Lenders.

11.13 Releases of Guarantees and Liens

(a) Notwithstanding anything to the contrary contained herein or in any other Credit Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by subsection 11.1) to take any action requested by the Company having the effect of releasing any collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Credit Document or that has been consented to in accordance with subsection 11.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the L/C Obligations and the other obligations under the Credit Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and contingent indemnity obligations not due and payable) shall have been paid in full in cash and no Letters of Credit shall be outstanding, the collateral shall be released from the Liens created by the Guarantee and Collateral Agreement, and the Guarantee and Collateral Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Credit Party under the Guarantee and Collateral Agreement shall terminate, all without delivery of any instrument or performance of any act by any Person.

11.14 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Credit Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with confidentiality provisions at least as restrictive as those of this Section, to any actual or prospective Transferee or any pledgee referred to in subsection 11.6(f) or any direct or indirect counterparty to any swap agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed (other than in violation of this subsection 11.14), (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Credit Document; provided that, unless prohibited by applicable law or court order, such Lender or the Administrative Agent shall use reasonable efforts to notify the Company of any disclosure pursuant to clauses (d) or (e).

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Company and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Credit Documents will be syndicate-level information, which may contain material non-public information about the Company and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

11.15 USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company and each other Credit Party, which information includes the name and address of the Company and each other Credit Party and other information that will allow such Lender to identify the Company and each other Credit Party in accordance with the Act.

11.16 No Requirement of Lender Signatures. Each Lender listed on Schedule 11.16 shall be a party hereto in accordance with the Reorganization Plan and, pursuant to the Reorganization Plan, is bound hereby without the requirement of any such Lender to execute a signature page hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

CITADEL BROADCASTING CORPORATION

By:
Name:
Title:

Citadel Broadcasting Corporation Credit Agreement

JPMORGAN CHASE BANK, N.A., as
Administrative Agent, Issuing Lender and as a Lender

By:
Name:
Title:

Citadel Broadcasting Corporation Credit Agreement